SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on May 19, 2011, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. Enclosed with this proxy statement are your proxy card and a postage-paid envelope to return your proxy card. Also enclosed is our Annual Report on Form 10-K for the year ended December 31, 2010.

We hope you will plan to attend the stockholders’ meeting. Your vote is important and in order that we may be assured of a quorum, we urge you to sign and return the enclosed proxy card in the postage-paid envelope provided, or otherwise vote your shares by telephone or on the Internet as described in the proxy statement, as promptly as possible, whether or not you plan to attend the meeting in person.

If your shares are held for you by your broker, it is important that you instruct your bank or broker on how you want to vote. Because of changes in New York Stock Exchange rules, your broker will not be able to use its discretion to vote your shares for the election of Directors or matters related to executive compensation. Please instruct your broker on how you want to vote by following the instructions on the voting instruction form your broker will send you.

Thank you for your continued interest in and support of Regions Financial Corporation.

Sincerely,

Earnest W. Deavenport, Jr.

Chairman

O. B. Grayson Hall, Jr.

President and Chief Executive Officer

March 29, 2011

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 19, 2011

Regions Financial Corporation will hold its annual meeting of stockholders at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 9:00 A.M., local time, on May 19, 2011, to consider and vote upon the following matters:

1.	Election of the 14 nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Nonbinding stockholder approval of executive compensation;

3.	Ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2011;

4.	A stockholder proposal, which the Board of Directors opposes, regarding posting a report, updated semi-annually, of political contributions; and

5.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on March 21, 2011, as the record date for the annual meeting. This means that only Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS

March 29, 2011	Fournier J. Gale, III
Corporate Secretary

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation is furnishing this proxy statement to its stockholders in connection with the 2011 annual meeting of stockholders to be held on Thursday, May 19, 2011, at 9:00 A.M., local time, at the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment or postponement thereof. In this proxy statement, we refer to the Board of Directors as the “Board” and to Regions Financial Corporation as “we”, “us”, “Regions” or the “Company”. The matters to be considered and acted upon are (1) election of 14 nominees as Directors of Regions; (2) nonbinding stockholder approval of executive compensation; (3) ratification of the selection of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2011; (4) consideration of a stockholder proposal, which the Board of Directors opposes, regarding posting a report, updated semi-annually, of political contributions; and (5) such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Your proxy is solicited on behalf of the Board. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or on the Internet by following the instructions provided on the proxy card. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

Participants in Regions 401(k) Plan and the Computershare Investment Plan for Regions Financial Corporation, please note that the enclosed proxy card or electronic voting instructions also constitutes the voting instruction form for shares allocated to you under these plans and covers all shares you are entitled to vote under the plan or plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or on the Internet as explained below, will enable voting of all shares, including those held in such plans.

The date on which this proxy statement and form of proxy are first given to security holders is March 29, 2011. Starting on or about April 6, 2011, we are mailing to the stockholders entitled to vote at the meeting this proxy statement, together with a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010.

The date of this proxy statement is March 29, 2011.

Important Notice Regarding Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 19, 2011:

The Notice and Proxy Statement and Annual Report on Form 10-K

are available at www.proxyvote.com

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates throughout the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and specialty financing. At December 31, 2010, Regions had total consolidated assets of approximately $132.4 billion, total consolidated deposits of approximately $94.6 billion and total consolidated stockholders’ equity of approximately $16.7 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered stockholder (that is, you hold stock registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If you have Internet access, we encourage you to record your vote through the Internet.

You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted “FOR” Proposal 1, approval of the election of the nominated Directors, “FOR” Proposal 2, nonbinding stockholder approval of executive compensation, “FOR” Proposal 3, ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2011 and “AGAINST” Proposal 4, the stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The Regions Board is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Voting of Shares Held in Brokerage Accounts and Broker Non-Votes

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. The New York Stock Exchange (“NYSE”) has changed its rules to eliminate the ability of brokers that are NYSE member firms to vote on the election of directors or on matters related to executive compensation without instruction from their clients. Prior to these changes, such brokers had discretionary authority to cast votes regarding these matters. Therefore, it is important for stockholders who hold their shares with brokers to instruct their broker on how to vote their shares, and we urge all stockholders to do so.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. As noted above, under NYSE rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers and other nominees who are NYSE members are expected to have discretionary voting power only for Proposal 3 (ratification of the selection of Ernst & Young LLP as independent registered public accounting firm). Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of Directors), Proposal 2 (nonbinding stockholder approval of executive compensation), nor Proposal 4 (the stockholder proposal), unless you return your voting instruction form or submit your voting instructions electronically by telephone or through the Internet.

Solicitation of Proxies

We will bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing and distributing the notice and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay that company $15,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

This is the first mailing of proxy solicitation materials to stockholders.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: 1-877-717-3925

Banks and Brokers May Call Collect: 1-212-750-5833

Quorum Requirement

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A are not entitled to vote at the annual meeting.

Information about Votes Necessary for Action to be Taken

Under Regions’ By-laws, each of the 14 nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors. Under Regions’ Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation, and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the NYSE or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

The remaining matters to be considered at the meeting will be adopted if a majority of the votes cast “for” or “against” the matter vote in favor. Abstentions and broker non-votes will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

Attending the Meeting

If you wish to vote your shares of Regions common stock held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting. If you are a stockholder of record and will be attending the meeting, please so indicate on your returned proxy card or electronic vote. Only record or beneficial owners of Regions common stock or their proxies may attend the annual meeting in person. Admission to the annual meeting will be on a first-come, first-served basis. When you arrive at the annual meeting, you may be requested to present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the Auditorium. Additional rules of conduct will be provided at the meeting. Failure to follow these rules can result in your removal from the meeting.

Participants in the Regions 401(k) Plan or Other Plans

If you are a participant in the Regions 401(k) Plan, please note that the proxy card or electronic voting instructions also constitutes the voting instruction form and covers all shares you may vote under the plan. Under the terms of the plan, the trustee votes all shares held by the plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the plan trustee will vote the shares in favor of Proposals 1, 2 and 3 and against Proposal 4. The deadline for returning your 401(k) voting instructions is 11:59 P.M. Eastern Time on May 16, 2011.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation, please note that the proxy card or electronic voting instructions also constitutes the voting instruction form and covers all shares allocated to your account under that plan. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in that plan will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of Proposals 1, 2 and 3 and against Proposal 4. The deadline for returning your voting instructions for that plan is 11:59 P.M. Eastern Time on May 18, 2011.

Voting by Telephone or the Internet

Many of our stockholders have the option to submit their proxies or voting instructions electronically by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Regions’ stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote through the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the stockholder.

Regions holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on May 18, 2011.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Regions proxy statements and annual reports through the Internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have Internet access, there will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote through the Internet. Stockholders who choose to view future proxy statements and annual reports through the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view Regions’ future annual reports and proxy statements electronically and vote your proxy through the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.investordelivery.com and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807.

The SEC has adopted rules allowing companies to satisfy the requirement for delivery of proxy materials to all stockholders by posting these materials on a website instead of mailing copies to stockholders. This method of delivery is often referred to as “Notice and Access”. We decided not to implement Notice and Access this year and will continue to mail printed copies of the materials to stockholders unless electronic delivery has been elected.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

If you are a registered stockholder and if you choose to opt out of the householding program at a future date, or if you currently receive multiple copies and wish to receive a single copy, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-326-5807, and we will comply with your instructions as to householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number of the Investor Relations department shown above, and we will deliver it promptly.

If you own your Regions stock in street name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 21, 2011, Regions had issued 1,298,949,042 shares of common stock, of which 1,257,916,366 shares were outstanding and 41,032,676 shares were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only common stockholders of record at the close of business on March 21, 2011 (the “Record Date”), will be entitled to vote at the meeting or any adjournment or postponement thereof. Holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A are not entitled to vote at the annual meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the common stock by any shareholder known to us, based on public filings made with the SEC, to own 5% or more of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
Fairholme Capital Management, L.L.C.(1) Bruce R. Berkowitz Fairholme Funds, Inc. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	124,457,204	9.9%

FMR LLC(2) Edward C. Johnson 3d Fidelity Management & Research Company 82 Devonshire Street, Boston, MA 02109	108,850,980	8.666%

(1)	This information has been derived from the Schedule 13G dated as of February 12, 2011 filed by Fairholme Capital Management, L.L.C. (“Fairholme Capital”), Fairholme Funds, Inc. and Bruce R. Berkowitz, which states that Fairholme Capital and Mr. Berkowitz each have shared voting power over 119,765,404 shares and shared dispositive power over 124,457,204 shares which are held by Mr. Berkowitz and various investment vehicles managed by Fairholme Capital, including 115,837,504 shares (or approximately 9.2% of the outstanding shares of common stock as of December 31, 2010) which are owned by The Fairholme Fund, a series of Fairholme Funds, Inc., and over which Fairholme Funds, Inc. has shared voting and shared dispositive power. The Schedule 13G states that each of the persons named above disclaims beneficial ownership of any such shares except to the extent of their pecuniary interest.

(2)	This information has been derived from the Schedule 13G dated as of February 12, 2011 filed by FMR LLC on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company, which states that FMR LLC and Mr. Johnson, Chairman of FMR LLC, each have sole voting power over 20,023,041 shares and sole dispositive power over 108,850,980 shares. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and beneficially owns 87,977,369 shares, approximately or 7.0% of the outstanding shares of common stock as of December 31, 2010.

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions common stock as of the Record Date by the Directors and certain executive officers of Regions. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the Record Date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

Most of the Directors of Regions have elected to defer receipt of some or all of the cash compensation they are due for services on the Board of Directors in the Directors’ Deferred Stock Investment Plan. Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred will be tied to the performance of Regions stock. As of March 21, 2011, the Directors as a group were credited with 330,412 notional shares of common stock, which are not included in the table below. The footnotes to the table indicate how many shares are allocated to each Director in the Plan.

	Amount and Nature of Beneficial Ownership as of March 21, 2011
Name of Beneficial Owner	No. of Shares		% of Class
Current Directors including nominees for Director
Samuel W. Bartholomew, Jr.	127,012	(1)	*
George W. Bryan	137,430	(2)	*
Carolyn H. Byrd	7,672	(3)	*
David J. Cooper, Sr.	128,459	(4)	*
Earnest W. Deavenport, Jr.	145,304	(5)	*
Don DeFosset	45,398	(6)	*
Eric C. Fast	7,672	(7)	*
O. B. Grayson Hall, Jr.	1,712,779	(8)	*
Charles D. McCrary	90,469	(9)	*
James R. Malone	116,793	(10)	*
Susan W. Matlock	44,673	(11)	*
John E. Maupin, Jr.	37,721	(12)	*
John R. Roberts	56,859	(13)	*
Lee J. Styslinger III	52,662	(14)	*

Other named executive officers (See Summary Compensation Table)
David J. Turner, Jr.	243,792	(15)	*
John C. Carson, Jr.	571,054	(16)	*
John B. Owen	467,245	(17)	*
David B. Edmonds	845,536	(18)	*
NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010:
C. Dowd Ritter**	5,537,481	(19)	*
Irene M. Esteves***	0		*

Directors and executive officers as a group (32 persons)	13,398,808		1.06%

*	Less than 1%.

**	Retired as Chairman, Chief Executive Officer and Director effective March 31, 2010.

***	David J. Turner, Jr. succeeded Ms. Esteves as Chief Financial Officer effective at the close of business February 22, 2010.

(1)	Includes 717 shares held by affiliates of Mr. Bartholomew, 20,120 shares of restricted stock and 84,285 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 10,894 notional shares allocated to Mr. Bartholomew under Regions’ Directors’ Deferred Stock Investment Plan. Includes 8,333 shares pledged by a family partnership as collateral for a loan.

(2)	Includes 18,580 shares held by Mr. Bryan’s spouse, 20,120 shares of restricted stock and 36,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 4,026 notional shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan.

(3)	Consists of 7,672 shares of restricted stock.

(4)	Includes 20,120 shares of restricted stock and 21,177 shares issuable to Mr. Cooper upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 17,317 notional shares allocated to Mr. Cooper under Regions’ Directors’ Deferred Stock Investment Plan.

(5)	Includes 20,120 shares of restricted stock and 56,183 shares issuable to Mr. Deavenport upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 53,478 notional shares allocated to Mr. Deavenport under Regions’ Directors’ Deferred Stock Investment Plan.

(6)	Includes 20,120 shares of restricted stock and 21,177 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 2,800 shares allocated to Mr. DeFosset under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and 11,106 notional shares allocated to Mr. DeFosset under the Regions’ Directors’ Deferred Stock Investment Plan.

(7)	Consists of 7,672 shares of restricted stock. Excludes 8,768 notional shares allocated to Mr. Fast under Regions’ Directors’ Deferred Stock Investment Plan.

(8)	Includes 17,710 shares held for Mr. Hall in the Regions 401(k) Plan, 484,550 shares of restricted stock, 160 shares held for his children and 1,127,350 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 380,213 restricted stock units and 43,875 share equivalents held for Mr. Hall in the Regions Supplemental 401(k) Plan.

(9)	Includes 20,120 shares of restricted stock and 50,043 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 14,544 shares allocated to Mr. McCrary under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and 47,272 notional shares allocated to Mr. McCrary under Regions’ Directors’ Deferred Stock Investment Plan.

(10)	Includes 5,382 shares held by Mr. Malone’s spouse, 20,120 shares of restricted stock and 56,183 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 38,772 notional shares allocated to Mr. Malone under Regions’ Directors’ Deferred Stock Investment Plan. Includes 27,537 shares pledged as collateral for a loan.

(11)	Includes 20,120 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 56,157 notional shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan.

(12)	Includes 20,120 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 21,518 notional shares allocated to Dr. Maupin under Regions’ Directors’ Deferred Stock Investment Plan.

(13)	Includes 20,120 shares of restricted stock and 14,000 shares issuable to Mr. Roberts upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011.

(14)	Includes 2,469 shares held by Altec/Styslinger Foundation, 20,120 shares of restricted stock and 14,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 61,104 notional shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan.

(15)	Includes 1,635 shares held by Mr. Turner’s spouse and 575 shares held for Mr. Turner’s children. Includes 11,633 shares held for Mr. Turner in the Regions 401(k) Plan, 51,030 shares of restricted stock, and 141,222 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 55,222 restricted stock units and 11,182 share equivalents held for Mr. Turner in the Regions Supplemental 401(k) Plan.

(16)	Includes 257,919 shares of restricted stock, and 226,752 shares issuable to Mr. Carson upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 33,953 restricted stock units.

(17)	Includes 6,000 shares held by Mr. Owen’s spouse, 9,204 shares held for Mr. Owen in the Regions 401(k) Plan, 182,221 shares of restricted stock, and 249,481 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 61,948 restricted stock units and 9,260 share equivalents held for Mr. Owen in the Regions Supplemental 401(k) Plan.

(18)	Includes 21,196 shares held for Mr. Edmonds in the Regions 401(k) Plan, 179,657 shares of restricted stock, and 587,143 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 135,823 restricted stock units and 39,834 share equivalents held for Mr. Edmonds in the Regions Supplemental 401(k) Plan.

(19)	Includes 118,439 shares held for Mr. Ritter in the Regions 401(k) Plan, 668,189 shares of restricted stock, 15,416 shares held by Mr. Ritter’s spouse and 4,195,617 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 21, 2011. Excludes 60,182 restricted stock units.

No change in control of Regions has occurred since January 1, 2010, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers, Directors and persons who own more than 10% of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions’ stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2010 and written representations from the reporting persons, Regions believes that its executive officers and Directors filed all required reports on a timely basis, except for one Form 4 filed on behalf of Director Samuel W. Bartholomew, Jr. that was considered one day late in filing due to an administrative error in the electronic filing process.

PROPOSAL 1—ELECTION OF DIRECTORS

All Directors are elected on an annual basis. The Board has determined that following the annual meeting of stockholders, the Board will consist of 14 members, to be elected for a term of one year expiring at the next annual meeting of stockholders. The Board unanimously recommends the election of Samuel W. Bartholomew, Jr., George W. Bryan, Carolyn H. Byrd, David J. Cooper, Sr., Earnest W. Deavenport, Jr., Don DeFosset, Eric C. Fast, O. B. Grayson Hall, Jr., Charles D. McCrary, James R. Malone, Susan W. Matlock, John E. Maupin, Jr., John R. Roberts and Lee J. Styslinger III as Directors, to hold office for a term of one year expiring with the annual meeting of stockholders to be held in 2012, or until their successors are duly elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. All of the nominees have indicated to us that they will be available to serve as Directors and therefore we do not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than 14 nominees.

In December 2009 the Board elected then Independent Lead Director Earnest W. Deavenport, Jr. to serve as Non-Executive Chairman effective April 1, 2010, to coincide with the previous Chairman’s retirement. Under the terms of Regions’ Corporate Governance Principles, Mr. Deavenport would have retired on the eve of the 2010 annual meeting as he had reached the age of 72. After considering Mr. Deavenport’s dedication to Regions, the significant contributions he has made to the Board over the past decade and the continuity the Board believed he would provide in his continued service as Non-Executive Chairman during these challenging times in the financial services industry, the Board determined that Mr. Deavenport be allowed to stand for re-election at the 2010 annual meeting notwithstanding provisions regarding retirement at age 72 in the Corporate Governance Principles. For these same reasons, the Board again this year has asked Mr. Deavenport to stand for re-election for an additional one-year term. If Mr. Deavenport is elected, he expects to serve a one-year term and then retire from the Board on the eve of the 2012 annual meeting of stockholders.

Important: Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of Directors or on executive compensation matters unless they have received instructions from the beneficial owner of the shares. Therefore, in order for your vote to be counted regarding the election of Directors and on executive compensation matters if your shares are held by a broker, you must provide instructions to your broker. Please instruct your broker how you want to vote by following the instructions on the voting instruction form provided by your broker.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during the past five years of each of the Directors, the date the Director was first elected to the Board of Regions or companies merged with Regions and the directorships they now hold and have held within the last five years with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. The Board believes that all the nominees named below are highly qualified and each Director’s specific experiences, qualifications, attributes or skills that led the Board to conclude that such person should serve as a Director are also described. There are no family relationships among our Directors and executive officers.

DIRECTOR NOMINEES

Samuel W. Bartholomew, Jr.

Mr. Bartholomew, 66, has been a Director since 2001. From July 2005 through 2009, he served as Chairman Emeritus—Tennessee of Adams and Reese LLP law firm. Currently he is Of Counsel at the law firm of Adams and Reese LLP. Additionally, he is an Adjunct Professor of Business Law at Vanderbilt University’s Owen Graduate School of Management.

Mr. Bartholomew was a founder of the law firm of Stokes Bartholomew, which in 2005 merged with Adams and Reese LLP. Adams and Reese has over 280 lawyers in 13 offices throughout the south central United States. Mr. Bartholomew has practiced law since 1977. His practice has covered a variety of areas, including corporate, banking and finance. He is a graduate of the United States Military Academy and a highly decorated veteran. He continues to be active with West Point and military programs. Mr. Bartholomew is a graduate of Vanderbilt School of Law where he taught financial institutions and other business law classes for 10 years and taught at Vanderbilt’s Owen Graduate School of Management and currently serves as an Adjunct Professor of Business Law. Mr. Bartholomew served on the board of directors of Third National Bank (now SunTrust) prior to joining the Board of Union Planters Corporation, which merged with Regions in 2004. He is a past director of the Federal National Mortgage Association (Fannie Mae) and the Tennessee Housing Development Agency and was appointed a Federal Land Commissioner by the U.S. District Court. He is active in many civic and state organizations and has been the recipient of many professional awards in the field of law. Mr. Bartholomew’s service on the boards of Fannie Mae and Third National Bank, the Tennessee Housing Development Agency and as a Federal Land Commissioner gives him valuable insight into a number of issues facing the financial services industry today. The depth of his banking knowledge and experience and his legal background make Mr. Bartholomew well qualified to be a member of Regions’ Board.

George W. Bryan

Mr. Bryan, 66, has been a Director since 1986. He is retired from Sara Lee Corporation, Food Division, a food processing and packaging company, where he served as Senior Vice President from 1983 to 2000. Mr. Bryan has been the Chief Executive Officer, Old Waverly Properties, LLC, a real estate firm formerly known as Old Waverly Investments, LLC, since 2001. He also serves as a director of Buckeye Technologies Inc.

Mr. Bryan began his business career at Bryan Foods, a family owned meat products manufacturing business. He became President of Bryan Foods at age 28. Mr. Bryan was named Chief Executive Officer of Sara Lee Foods after Sara Lee’s acquisition of Bryan Foods. Mr. Bryan has developed residential and commercial real estate in Tennessee and Utah for much of the past decade. He earned a degree in business administration from Mississippi State University. At Buckeye Technologies Inc., Mr. Bryan serves on the Nominating and Corporate Governance Committee and the Compensation Committee. As President of Bryan Foods, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Foods, Mr. Bryan was responsible for key managerial, strategic, financial and operational decisions, providing significant experience to draw upon in his capacity as a Director of Regions, and, together with his other experience, make him well qualified to be a member of Regions’ Board.

Carolyn H. Byrd

Ms. Byrd, 62, has been a Director since 2010. She is the Chairman and Chief Executive Officer of GlobalTech Financial, in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in loan and lease servicing, as well as information technology professional services and consulting. Ms. Byrd serves as a Director of AFC Enterprises, Inc. and the Federal Home Loan Mortgage Corporation (Freddie Mac). She previously served as a Director for Circuit City Stores, Inc., RARE Hospitality International, Inc., RealiStar Financial Corp. and The St. Paul Travelers Companies.

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately elected Vice President of the company, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Before joining The Coca-Cola Company, Ms. Byrd was employed with Citibank, N.A. in New York where she served as a Senior Account Officer. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. At AFC Enterprises, Inc., Ms. Byrd serves on the Compensation Committee and as Chair of the Audit Committee. At Freddie Mac, she serves on the Audit Committee and the Nominating and Corporate Governance Committee. She served on the Audit Committee at each of Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. She serves on Regions’ Risk Committee and Audit Committee and has been determined to be an “audit committee financial expert.” Ms Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of this makes her well qualified to be a member of Regions’ Board.

David J. Cooper, Sr.

Mr. Cooper, 65, has been a Director since 2005. Mr. Cooper is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company.

Mr. Cooper graduated from the University of Alabama School of Commerce and Business Administration and joined his family’s stevedoring company, Cooper/T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company has grown and diversified and now operates in 37 ports on the East, West and Gulf Coasts of the United States, and has operations in South America. The company has also diversified its business interests, including warehousing, insurance, terminal operations, tugboats, push boats and barging. Mr. Cooper served on the board of directors of SouthTrust Bank (now part of Wells Fargo) prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. Mr. Cooper is active in civic and educational organizations. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in dealing with another regulated industry. He also brings to our Board extensive knowledge of how to effectively run a large business as evidenced by the diversification and growth of Cooper/T. Smith Corporation under Mr. Cooper’s direction. His experience makes him well qualified to be a member of Regions’ Board.

Earnest W. Deavenport, Jr.

Mr. Deavenport, 72, has been a Director since 1999. He is the retired Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products, positions he held 1994-2001. Until December 2010, Mr. Deavenport served as a director of Zep, Inc. Until February 2011, Mr. Deavenport served as a director of King Pharmaceuticals, Inc. through its acquisition by Pfizer Inc.

Mr. Deavenport has served as a director of multiple public and private companies as well as being the past chairman of three national associations, including the National Association of Manufacturers. His service at Eastman Chemical Company and Eastman Kodak spanned 1960 through 2001 when he retired as Chairman and Chief Executive Officer of Eastman Chemical. Mr. Deavenport has a Bachelor of Science degree in Chemical Engineering from Mississippi State University and earned his Master of Science degree in Management from Massachusetts Institute of Technology. Mr. Deavenport has received many awards and honors throughout his career and served with distinction on many national and educational boards. At King Pharmaceuticals, Inc., Mr. Deavenport served on the Nominating and Corporate Governance Committee, the Compensation Committee and the Risk Committee. At Zep, Inc. he was lead director and served on the Nominating and Corporate Governance Committee and Compensation Committee. He also served as lead director at the privately-owned Milliken and Company. Mr. Deavenport’s experience as Chief Executive Officer and Chairman of the Board of Eastman Chemical Company, as well as his service as director of a number of public and private companies, including service as lead director of Zep, Inc. and at Milliken and Company provides Mr. Deavenport with a wealth of knowledge and understanding of the role of the Board of Directors, positions him well to serve as our Chairman, and makes him well qualified to be a member of Regions’ Board.

Don DeFosset

Mr. DeFosset, 62, has been a Director since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc. (now Walter Energy, Inc.) a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He also serves as a director of Terex Corporation, EnPro Industries, Inc. and National Retail Properties. From January 2007 until August 2008 he also served as Non-Executive Chairman and Board Member of the James Hardie NV Board of Directors.

Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Mr. DeFosset is active in civic and charitable affairs. He serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” At Terex Corporation, Mr. DeFosset serves on the Audit Committee and Compensation Committee. He serves on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. At National Retail Properties, he serves on the Compensation and Governance and Nominating Committees. Having served as Chairman, Chief Executive Officer and President of Walter Industries, Inc., Mr. DeFosset brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter Industries, Inc. His service on the Boards of Directors of a variety of large public companies further augments his experience. All of this makes him well qualified to be a member of Regions’ Board.

Eric C. Fast

Mr. Fast, 61, has been a Director since 2010. He has served as the President and Chief Executive Officer for Crane Co., a diversified manufacturer of engineered industrial products, since 2001. Since 1999 he has served as a member of the Board of Directors of Crane Co. Mr. Fast also serves on the Board of Directors of Automatic Data Processing, Inc. and the privately-held National Integrity Life Insurance Company. He previously served as a director of Convergys.

Prior to joining Crane, Mr. Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at Bank of New York. He earned a political science degree from the University of North Carolina, Chapel Hill and received a Master of Business Administration in Finance degree from the New York University Graduate School of Business. While a member of the Board at Convergys, he served on the Audit Committee and currently serves on the Audit Committee of Automatic Data Processing, Inc. and the privately-held National Integrity Life Insurance Company. Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as President and Chief Executive Officer of a large public company further augments his experience. All of this makes him well qualified to be a member of Regions’ Board.

O. B. Grayson Hall, Jr.

Mr. Hall, 53, has been a Director since 2008. On April 1, 2010, Mr. Hall became President and Chief Executive Officer of Regions and Regions Bank. From October 2009 through March 2010, he served as President and Chief Operating Officer of Regions and Regions Bank. From December 2008 to October 2009, he served as Vice Chairman and Head of the General Bank Group of Regions and Regions Bank. He was previously the Senior Executive Vice President, General Bank Group of Regions and Regions Bank and, prior to that, Senior Executive Vice President and Lines of Business/Operations and Technology Group Head of AmSouth Bancorporation and AmSouth Bank. Mr. Hall also serves as a director of Zep, Inc.

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increasing responsibility including head of the Operations and Technology Group from 1993 to 2004 and manager of all lines of business from 2005 to 2006. Mr. Hall was named head of the General Banking Group in 2006 and in 2008 was elected Vice Chairman and a member of the Boards of Directors of Regions Financial Corporation and Regions Bank. The General Banking Group included all banking offices across Regions’ 16-state footprint. His responsibilities also included oversight of several key divisions of the Company. In October 2009 the Board named him President and, in December 2009, the Board named him Chief Executive Officer effective April 1, 2010. In addition to a Bachelor’s degree in Economics from The University of the South and a Master’s degree in Business Administration from The University of Alabama, Mr. Hall is a graduate of the Stonier School of Banking. Mr. Hall is active in several civic and leadership organizations. At Zep, Inc., Mr. Hall serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Hall’s knowledge of all areas of the Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

Charles D. McCrary

Mr. McCrary, 59, has been a Director since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility providing electricity to over one million customers, since 2001. He also serves as a director of Alabama Power Company and Protective Life Corporation.

Mr. McCrary holds an engineering degree from Auburn University and a law degree. Since beginning his career with Alabama Power over 30 years ago, he has held various positions of increasing responsibility within Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable affairs and currently serves as Chairman of the Economic Development Partnership of Alabama. Mr. McCrary serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” Mr. McCrary serves on the Corporate Governance and Nominating Committee and Finance and Investments Committee at Protective Life Corporation. He also serves on the board of privately-held Mercedes-Benz U.S. International, Inc. As President and Chief Executive Officer of Alabama Power Company and a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a regulated industry. Mr. McCrary’s depth of knowledge and experience running a regulated company and his other experience make him well qualified to be a member of Regions’ Board.

James R. Malone

Mr. Malone, 68, has been a Director since 1994. He is the founding and Managing Partner of Qorval LLC, a financial and business restructuring, consulting and advisory firm. Mr. Malone is also founder and partner in Boyne Capital Partners, LLC, a private equity investment firm. During 2008, Mr. Malone served as Chief Executive Officer of AHM Holdings Corp., an aviation maintenance, repair and overhaul company and previously served as Chairman, President and Chief Executive Officer of American Asphalt & Grading, an engineering, development and paving services company. From 2004 to 2006 he was Vice Chairman, Chairman, President and Chief Executive Officer of Brown Jordan International, Inc., a furniture manufacturer. In 2005, he also served as Chairman, President and Chief Executive Officer of Cenveo, a graphics communications company. Mr. Malone also serves as a director of Ametek, Inc. and serves as Chair of the Board of Governors of Citizens Property Insurance Corporation, created by the Florida Legislature in 2002 as the state’s property insurer of last resort.

Mr. Malone earned his Bachelor of Science degree from Indiana University and attended Northwestern University’s Kellogg School of Management and its Institute in International Management in Burgenstock, Switzerland. He has served as chief executive officer of five different Fortune 500 companies engaged in varying industries. Citizens Property Insurance Corporation, where he currently serves as Chairman, is the third largest property insurance underwriter in the United States. There he serves as Chairman of the Audit Committee and is Chairman of the Financial and Investment Committee. Mr. Malone is active in civic organizations. Mr. Malone previously served on Regions’ Audit Committee and during that service was determined to be an “audit committee financial expert”. He now serves as Chairman of Regions’ Compensation Committee. He serves on the Audit, Compensation and Corporate Governance Committees at Ametek, Inc. Mr. Malone is an experienced leader whose numerous management positions have provided him with an abundance of skills in handling complex financial issues, all of which makes him well qualified to be a member of Regions’ Board.

Susan W. Matlock

Ms. Matlock, 64, has been a Director since 2002. She is President and Chief Executive Officer of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama. Ms. Matlock was named as one of the “Top 25 Most Influential People in the Southeast Technology community” by TechJournal South in late 2007. Innovation Depot is a business incubation program that assists in the development of emerging biotechnology/life sciences, information technology and service businesses.

Ms. Matlock served for nine years on the Board of Managers of Ascension Health Ventures, a fund that invests in healthcare innovative businesses, and currently serves on the Board of Directors of St. Vincent’s Health System. Ms. Matlock serves on the Board of, and is active in, civic, educational and leadership organizations and was past Chairman of the National Business Incubation Association and founding Chairman of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. Ms. Matlock earned a Masters in Public Administration degree from the University of Alabama at Birmingham. She completed an Executive in Residence Program at Harvard Business School. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, makes her well qualified to be a member of Regions’ Board.

John E. Maupin, Jr.

Dr. Maupin, 64, has been a Director since 2007. He has served as the President of Morehouse School of Medicine since 2006 and previously was the President of Meharry Medical College. Dr. Maupin also serves as a director for LifePoint Hospitals, Inc., VALIC Company I and II, a group retirement mutual fund complex, and HealthSouth Corporation. He previously served as a director of Pinnacle Financial Partners, Inc.

Dr. Maupin attended San Jose State College and received his Doctor of Dental Surgery degree from Meharry Medical College in the School of Dentistry, and a Master of Business Administration degree from Loyola College. Dr. Maupin retired from the US Army Reserves Dental Corps in 1997 with over 28 years of service with the rank of lieutenant colonel. Dr. Maupin has more than 30 years of experience in health-care administration, public health and academic medicine. His career includes 15 years serving as a chief executive officer and five years as a chief operating officer. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards. At HealthSouth Corporation, Dr. Maupin serves on the Nominating/Governance and Compliance and Healthcare Quality Committees. At Life Point Hospitals, Inc., he serves on the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

John R. Roberts

Mr. Roberts, 69, has been a Director since 2001. He is the retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 to 1998. He served as Independent Consultant and Executive Director of Civic Progress, Inc., a nonprofit organization, from 2001 through 2006. Mr. Roberts is currently a director of Energizer Holdings, Inc. and serves on Energizer’s Audit and Nominating and Executive Compensation Committees. He is also currently a director of Centene Corporation where he serves on Centene’s Audit Committee.

Mr. Roberts received his Bachelor of Science in Accountancy from the University of Alabama and completed the executive education program of Washington University. He was a member of the Board of Directors of Union Planters Corporation which merged with Regions in 2004. His 35-year career at Arthur Andersen included management responsibilities and service as engagement partner on a number of large public companies, including, among others, ITT Financial Corporation, General Dynamics Corporation and Federal Express Corporation. Mr. Roberts is currently active in several civic and leadership groups. He serves as Chairman of Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” Mr. Roberts’ experience in management and public accounting during his 35 years at Arthur Andersen, as well as his service as a director and Chairman of the Audit Committee on the Boards of Energizer Holdings, Inc. and Centene Corporation, provide him with an abundance of experience in dealing with financial and accounting matters, and make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III

Mr. Styslinger, 50, has been a Director since 2003 and serves as the Chairman and Chief Executive Officer of Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec provides products and services in over 100 countries.

Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. He actively serves on the board of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers and Northwestern University College of Arts and Sciences. Mr. Styslinger serves on Regions’ Audit Committee and has been determined to be an “audit committee financial expert.” As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. All of this makes him well qualified to be a member of Regions’ Board.

The Board of Directors

Board Structure and Committee Composition

The full Board met 14 times during 2010. As of the date of this proxy statement, our Board has 14 Directors and the following standing committees to assist it in carrying out its work: Audit, Nominating and Corporate Governance, Compensation, and Risk. Each of these committees has its own charter. Regions’ Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for each of Regions’ standing Board committees are available on Regions’ website at www.regions.com in the Corporate Governance section of Investor Relations under “About Regions”.

Board Leadership Structure

In accordance with NYSE listing standards and Regions’ Categorical Standards of Director Independence, a majority of our directors are required to be independent from management. The Board is composed of 14 Directors, 12 of whom are independent. All Board committees are chaired by independent Directors. Our Chief Executive Officer and Chairman benefit from the extensive leadership experience of our Board. In addition to extensive leadership experience managing large organizations, both public and private, many of our Directors have experience in the areas of information technology, business risk assessment and quantitative modeling.

In December 2009, the Board elected then President and Chief Operating Officer O. B. Grayson Hall, Jr. as President and Chief Executive Officer and Earnest W. Deavenport, then Independent Lead Director of Regions, as Non-Executive Chairman of the Board, both to be effective April 1, 2010 to coincide with the retirement of the prior Chairman and Chief Executive Officer. The Board believed this was the appropriate leadership structure for Regions given the transition in executive management and the continuing challenges faced by financial services companies today. For these reasons the Board continues to believe that this is the appropriate leadership structure for Regions. The Board plans to periodically consider its leadership structure in conjunction with its Nominating and Corporate Governance Committee.

Board’s Role in the Risk Management Process

The Board oversees the management of risk through the Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board formally establishes the Risk Appetite Statement.

The Risk Committee oversees Regions’ general risk management with a focus on Regions’ major risks, including emerging risks. The Risk Committee consists of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and serve at the Board’s discretion. The categories of risk overseen by the Risk Committee include legal risk, reputation risk, liquidity risk, credit risk, market risk, regulatory risk and operational risk. In addition, the Risk Committee has primary responsibility for overseeing enterprise risk management. The Risk Committee is required to meet at least quarterly, or more frequently if it deems necessary. The Risk Committee receives information from Regions’ Risk Management Group and others and recommends the actions or steps to be taken as it deems appropriate. The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management level committees as necessary. In addition, the Risk Committee, along with the Chief Risk Officer, oversees the Risk Management Group’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

Moreover, the Audit Committee reviews the guidelines and policies by which risk management and risk assessment are undertaken with respect to Regions’ major financial exposures. The Audit Committee discusses these major financial exposures, as well as steps taken to monitor and control such exposures, with Regions’ management. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s employee and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Like the Risk Committee, the Compensation Committee also receives information from Regions’ Risk Management Group and, in particular, Regions Senior Risk Officers. Furthermore, in accordance with the Board’s Expenditure Policy officers, directors, and employees of the Company are precluded from spending corporate funds in a manner that is excessive, extravagant, or otherwise creases a risk of significant damage to the Company’s reputation with its customers, stockholders, and investors, or in the communities in which the Company conducts business.

Board Committees

Regions’ four standing Board committees meet regularly and additionally as needed. Information about each committee follows.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held seven meetings during 2010, consists of Earnest W. Deavenport, Jr., Chair, David J. Cooper, Sr., John E. Maupin, Jr. and Charles D. McCrary.

The role of the Committee is to identify qualified individuals to become Directors and propose nominees for the Board including the current nominees for election at the annual meeting. The Committee also is responsible for overseeing, reviewing, revising and maintaining the corporate governance policies and procedures of Regions, making recommendations to the board regarding the size, structure and composition of the Board and for coordinating and overseeing the annual self-evaluation process of the Board and each standing committee. The members of the Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

Risk Committee

The Risk Committee, which held six meetings during 2010, consists of George W. Bryan, Chair, Samuel W. Bartholomew, Jr., Carolyn H. Byrd, Eric C. Fast, Susan W. Matlock and John E. Maupin, Jr.

The role of the Committee is to assist the Board in overseeing, and receiving information regarding, Regions’ policies, procedures and practices relating to the various types of risks to which Regions is exposed. For more information, see “Board’s Role in the Risk Management Process” above.

Compensation Committee

The Compensation Committee, which held eight meetings during 2010, consists of James R. Malone, Chair, David J. Cooper, Sr., Don DeFosset, Eric C. Fast, Susan W. Matlock and Lee J. Styslinger III. The members of the Committee are independent in accordance with the applicable director independence requirements of the NYSE listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee, which held 14 meetings in 2010, consists of John R. Roberts, Chair, Carolyn H. Byrd, Don DeFosset, Charles D. McCrary and Lee J. Styslinger III. Committee members satisfy the applicable independence requirements of the NYSE listing standards, rules of the SEC and Regions’ Audit Committee Charter.

The principal duties of the Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing

Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Audit Committee Financial Experts

The Board believes that the following members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules of the SEC and have accounting or related financial management expertise under the rules of the NYSE: Ms. Byrd and Messrs. DeFosset, McCrary, Roberts and Styslinger. In addition, all Audit Committee members are financially literate, as required by NYSE listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has effectively notified its associates that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Director Nomination Process, Board Membership Criteria and Board Diversity

The Nominating and Corporate Governance Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The Committee will consider and assess candidates consistent with criteria established by the Board and set forth in Regions’ Corporate Governance Principles. The Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain a professional search firm to identify candidates. During 2010, Regions engaged a professional search firm to assist in compiling information concerning potential Director nominees.

Regions’ Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management, regardless of gender or race. There is no formal process for implementing this policy. However, the Board performs an annual self-evaluation and board diversity is part of the evaluation about which each Director is asked to make an assessment. In addition to the items specified in the Corporate Governance Principles, the Nominating and Corporate Governance Committee also considers the technical and professional skills that these leaders possessed while achieving their leadership roles. Such skills may include, but are not limited to, financial, information technology, risk assessment, quantitative modeling, marketing, real estate, regulatory, international, human resources and legal.

Regions’ By-laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ Corporate Secretary a notice of the nomination not less than 120 days prior to the anniversary of the date of the previous year’s proxy statement. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in Regions’ By-laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election except Ms. Byrd and Mr. Fast who were elected by the Board of Directors subsequent to the 2010 annual meeting of stockholders. Ms. Byrd and Mr. Fast were recommended as Board members by non-management members of the Board.

Director Attendance

In 2010, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members.

Director Attendance at the Annual Meeting

It is Regions’ policy that Directors attend the annual meeting of stockholders. All Directors attended Regions’ 2010 annual meeting.

Meetings of Independent Directors

All Directors and then the independent Directors meet in executive sessions at each regular meeting of the Board, and are offered the opportunity to meet in executive sessions at regularly scheduled update conference call meetings held by the Board. These executive sessions provide the opportunity for discussion of compensation, succession planning and other sensitive topics. Typically, the Board will meet in full executive session, followed by an executive session of independent Directors. Regions’ independent Directors met five times in 2010 in executive session without any management Directors present. The non-management Directors met in executive session 10 times in 2010. As Chair of the Nominating and Corporate Governance Committee and Independent Lead Director and then as the Non-Executive Chairman of the Board, Mr. Deavenport presided over all but one of these executive sessions; Director McCrary presided at one executive session when the Independent Lead Director recused himself from the discussion.

Director Independence

The Board has established categorical standards of director independence to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth in Appendix A to this proxy statement.

The Board has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the NYSE and the categorical standards. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each

Director is an independent Director, other than O. B. Grayson Hall, Jr., President and Chief Executive Officer, and Samuel W. Bartholomew, Jr., who is Of Counsel at the law firm of Adams and Reese LLP, which Regions engages for the performance of legal services and proposes to engage in the future. Although Mr. Bartholomew retired as a partner effective December 31, 2009, and since then has held no equity interest in the firm, he remains in active practice at the firm.

The following-named Directors have been determined by the Board to be independent:

George W. Bryan	Charles D. McCrary

Carolyn H. Byrd	James R. Malone

David J. Cooper, Sr.	Susan W. Matlock

Earnest W. Deavenport, Jr.	John E. Maupin, Jr.

Don DeFosset	John R. Roberts

Eric C. Fast	Lee J. Styslinger III

In the process and at the time of evaluating the independence of Directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions and relationships of the following categories or types:

•

All of the Directors except Ms. Byrd and Mr. Fast, either individually or through an affiliated entity, having a customer relationship with Regions, such as a deposit, brokerage, trust or other financial services relationships in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

•

Directors Bryan, Cooper, Deavenport, McCrary, Malone, Matlock, Maupin, Roberts and Styslinger, either individually or through an affiliated entity, having bank loans from Regions or its subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions or its subsidiaries to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

•

Directors Bryan, Byrd, Cooper, Deavenport, DeFosset, McCrary, Malone, Matlock, Maupin and Styslinger serving soley as a member of the Board of Directors with a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2008, 2009 or 2010.

•

Ms. Byrd serving as an outside Director of Freddie Mac. The revenue Regions or its subsidiaries receives from servicing loans for Freddie Mac is not a material portion of Regions total revenues. Additionally, Regions or its subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans.

•	Mr. Cooper’s nephew serving on Regions Bank’s local advisory board in Mobile, Alabama, and a son-in-law being a non-executive employee of Morgan Keegan & Company, Inc.

•	Mr. Deavenport’s son being a non-executive employee of Regions Bank in the capacity of community banker.

•	Mr. Fast serving as an outside Director of Automatic Data Processing, Inc. (“ADP”), which provided services to Regions and or its subsidiaries in the past. ADP ceased providing those services in 2009.

•

Dr. Maupin serving as Chairman of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

In each case the Board concluded, in light of the applicable independence standards of the NYSE and the categorical standards, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Of the former Directors who served during a part of 2010, Claude B. Nielsen was determined to be independent. In early 2010, the Board of Directors found him to be independent based on then current categorical standards of director independence, NYSE listing standings and consideration of the relevant circumstances. Mr. Ritter, the former Chairman and Chief Executive Officer, was not independent prior to his retirement on March 31, 2010.

Relationship of Compensation Policies and Practices to Risk Management

Regions has long adhered to compensation policies and practices that are designed to support a strong risk management culture. Our compensation policies and practices for all associates are not reasonably likely to have a material adverse effect on the Company.

As we describe in our Compensation Discussion and Analysis, the process of limiting risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each line of business and division of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed and periodically reviewed and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive and represent a significant portion of the compensation of all associates and, therefore, do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. However, variable incentive policies and plans by design are aimed at aligning long-term associate and stockholder interests and overall represent a small percentage of total revenue.

The Compensation Committee reviews Regions’ compensation practices in compliance with the regulations applicable to companies participating in the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). The Compensation Committee meets with Regions’ senior risk officers at least once every six months to review incentive compensation arrangements for senior executive officers and each employee compensation plan in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. The Compensation Committee has concluded that the risk management principles put in place, along with other measures, provided adequate safeguards to prevent and discourage unnecessary and excessive risk-taking that could threaten the value of Regions. This review is more fully described immediately following the Compensation Discussion and Analysis.

Nonetheless, our Compensation Committee continues to monitor the effect changes in the economic environment have on our existing risk management practices and has determined that it was prudent to strengthen the link between risk management and the management of our compensation plans. In that effort, we have recently introduced modifications to our policies and programs that further support effective risk management. In addition to other controls, the Compensation Committee has recently introduced changes to all our compensation programs to strengthen clawback provisions, to provide flexibility for deferrals of incentive payments over time to more closely match compensation to the risk profile of the business generating the incentive, and to introduce additional discretionary judgment so that not only individual performance, but relevant line of business and Company-wide performance are also considered in the incentive determination process.

Compensation Consultant Disclosure

The Compensation Committee of the Board retains McLagan (an Aon Company), a nationally recognized financial services industry human resource consulting firm, to provide ongoing advice and information regarding the design and implementation of our executive compensation programs. Since the engagement in late 2006, Mr. Brian Dunn, President of McLagan, has served the Committee in this role. McLagan’s and Mr. Dunn’s services are almost exclusively for the Compensation Committee and are more fully described in the Compensation Discussion and Analysis.

It is the Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. First, in evaluating firms to provide consulting services to the Committee, other services provided by the firm to the Company are considered. In addition, while members of management may assist the Committee in the search for consultants, the Committee members manage the interview and search process and ultimately make the sole decision to hire or engage a consultant.

The consultant meets separately with Committee members outside of the presence of management at each meeting and will also speak with the Chairman and other members of the Committee between meetings if necessary or desired. The interactions of the consultant with members of management are primarily on behalf of the Committee or in connection with the preparation of meeting materials and proposals that will be presented to the Committee for discussion and approval. With respect to preparation for Committee meetings, Mr. Dunn works with the Head of Human Resources and Regions’ compensation and benefits department to the extent necessary to carry out the consulting responsibilities for the Committee. Other services performed for the Company must be pre-approved by the Committee Chairman.

Finally, the consultant also prepares for the Committee Chairman an independence letter for the year and reviews the nature and amount of work performed for the Committee during the year, the nature of any non-executive compensation services performed for the Company and the amount of fees for those services in relation to the total fees received.

In 2010, in addition to the executive compensation advisory services McLagan provided to the Committee, the Company also purchased from McLagan financial services industry competitive compensation survey data for positions that are not part of the Committee’s direct oversight. The fees related to these non-Compensation Committee services, including the purchase of competitive survey and market data, were approved by the Chairman of the Committee and were less than $120,000 for the year.

The Chairman of the Committee has evaluated this information and concluded that the Compensation Consultant met the criteria as an independent advisor for 2010.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy called the “Related Person Transactions Policy”. This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and executive officers, any person or entity who is known to be the beneficial owner of more than 5% of any class of Regions’ voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons. For the purpose of evaluating under the policy whether a related person has an indirect material interest in a transaction, an “associated entity” of a related person means a firm, corporation, or other organization in which the related person holds an executive officer or other executive managerial position, in which the related person owns a 10% or greater equity interest or that engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s). Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer is required to provide the General Counsel, and periodically update, the identification of his or her immediate family members, the affiliated entities of his or her immediate family members, and additional information elicited for administration of the policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including: (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to associates generally; and (6) an assessment of whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. The General Counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the Nominating and Corporate Governance Committee for consideration at the next Committee meeting or, if it is not practicable to wait until the next Committee meeting, to the Committee’s Chairman for prompt consideration.

The Committee, or the Chairman, will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to associates generally; and (6) whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The Committee, or the Chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Business Conduct and Ethics, as the Committee or the Chairman determines in good faith. Other related person transactions should be disapproved by the Committee, or the Chairman, and should not be entered into or continued by Regions. The Committee or Chairman will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

The policy also grants the Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

The Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Communications between Stockholders and Other Interested Parties and the Board

The Board has adopted Corporate Governance Principles that address key governance matters of importance, such as Director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders and other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by directing the communication to Regions at the following address:

Regions Financial Corporation

“Director Communication” or “Board Communication”

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Investor Relations under “About Regions”. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s Directors, associates and others including our chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Investor Relations under “About Regions”.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2010 were:

James R. Malone, Chairman since May 13, 2010

Claude B. Nielsen, Chairman until May 13, 2010

David J. Cooper, Sr.

George W. Bryan

Earnest W. Deavenport, Jr.

Don DeFosset

Eric C. Fast

Susan W. Matlock

Lee J. Styslinger III

During 2010, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and beneficial owners of more than 5% of Regions common stock and their associates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2010 and additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

William D. Ritter, son of C. Dowd Ritter who was Chairman and Chief Executive Officer through March 31, 2010, has been employed by Regions since June 1993. In 2010, Mr. Ritter had a base salary of $370,000. He was also eligible for an annual performance-based cash incentive which at target would have been 90% of base salary for the year. He actually earned a performance-based cash incentive for 2010 of approximately 67.5% of base pay. Mr. Ritter is Regional President of the Central Region of Regions Bank. The Central Region is the largest of the four regions of the Company with annual revenue in 2010 of $1.4 billion.

Mr. Ritter’s base salary is below the base salary of other Regional Presidents responsible for similarly sized regions of the Company. He remains eligible for an annual performance-based cash incentive which at target payout levels would be equal to 90% of base salary. The annual cash incentive is dependent upon successful execution of annual performance goals and can range from zero to two times target. Mr. Ritter is also eligible for an annual grant of equity compensation from the Company which for 2010, had a value of approximately $565,000.

At the request of Regions on February 22, 2010, C. Dowd Ritter agreed to provide consulting services to Regions for up to five years following his March 31, 2010 retirement as Chief Executive Officer and as a member of Regions’ Board of Directors. In addition to providing the consulting services, Mr. Ritter agreed not to compete with Regions or to solicit any employees of Regions for the duration of the consulting term. Under the consulting agreement, Regions agreed to pay Mr. Ritter fees in the amount of $475,000 for the first year of the consulting term, with fees being reduced annually over the consulting term to $100,000 for final year of the term.

Regions retained during 2010, and proposes to retain in the future, the law firm of Adams and Reese LLP, of which Director Samuel W. Bartholomew, Jr. is Of Counsel. During 2010, Regions and its subsidiaries paid legal fees to such firm in the approximate amount of $2,900,000. Although Mr. Bartholomew retired as a partner effective December 31, 2009, and since then has held no equity interest in the firm, he remains in active practice at the firm.

Fairholme Capital Management, L.L.C., Bruce R. Berkowitz, Fairholme Funds, Inc. and affiliates (“Fairholme”) are the beneficial owner of more than 5% of our common stock. Two mutual funds sponsored by Fairholme are offered by Morgan Keegan & Company, Inc. (“Morgan Keegan”), a subsidiary of Regions, to its customers. Each of these funds is a no-load fund and Morgan Keegan receives no commissions from the funds. Morgan Keegan does, however, receive a wrap fee from its customers based on the assets it manages, including assets held in funds sponsored by Fairholme. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2010, roughly $41 million is in funds sponsored by Fairholme. There is one Fairholme separately managed account at Morgan Keegan with assets totaling approximately $1.1 million. The relationships with Morgan Keegan began before Fairholme became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and affiliated entities (“Fidelity”) are the beneficial owner of more than 5% of our common stock. Morgan Keegan offers its customers a number of funds sponsored by Fidelity. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2010, roughly $271 million is in funds sponsored by Fidelity. The revenues derived by Morgan Keegan in 2010 from these funds was approximately $1,468,000. Fidelity also provides recordkeeping services to Regions Morgan Keegan Trust in connection with mutual fund trades for trust accounts. During 2010 Fidelity derived approximately $390,000 in revenue from fees paid by the mutual fund companies for these services. These relationships began before Fidelity became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

During a portion of 2010, BlackRock, Inc. and subsidiaries (“BlackRock”) was the beneficial owner of more than 5% of our common stock. In December 2008 Regions entered into an agreement (the “Agreement”) with BlackRock Financial Management, Inc. (“BlackRock Financial”), a subsidiary of BlackRock, for BlackRock Financial to provide risk management and advisory services to Regions related to Regions’ mortgage servicing rights portfolio. The Agreement, which was renewed on October 12, 2010, provides that Regions will pay BlackRock Financial a fee of $1,200,000 per year plus an additional fee depending on the size of the portfolio. Regions paid BlackRock Financial $1,222,183 in 2010 pursuant to the Agreement. Morgan Keegan offers its customers a number of funds sponsored by BlackRock. Of Morgan Keegan’s approximately $80 billion of customer assets as of December 31, 2010, roughly $212 million is in funds sponsored by BlackRock. The revenues derived by Morgan Keegan in 2010 from these funds was approximately $1,255,000. These relationships began before BlackRock became the beneficial owner of more than 5% of Regions common stock and are expected to continue.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements as of and for each of the three-years in the period ended December 31, 2010, are included in Regions’ Annual Report on Form 10-K for the 2010 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee:

John R. Roberts, Chairman

Carolyn H. Byrd

Don DeFosset

Charles D. McCrary

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following an extremely difficult year in 2009, Regions faced unprecedented challenges as it began 2010. These challenges included continued weakness in credit, elevated unemployment and low consumer confidence, as well as continued headwinds in the housing and real estate markets. In addition to facing these challenges, the Company experienced significant change in its executive leadership team. During 2010, Regions transitioned to new leadership in several key positions, with four of the five Named Executive Officers (“NEOs”), including both the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), being promoted into their current leadership positions upon the departure of their predecessors.

The Compensation Committee (the “Committee”) of Regions, which also underwent significant turnover, believes that the importance of strong leadership and management capabilities is heightened during these difficult economic circumstances and has worked deliberately and diligently to create a compensation strategy and program that recognizes the disappointing financial results for the year while at the same time appropriately compensates a new executive team that is expected to lead Regions through the current credit crisis toward our primary goal of sustainable profitability.

While 2010 was a difficult year, the new executive leadership team has made significant strides toward our long-term goals and their efforts are beginning to pay off. For the quarter ending December 31, 2010, Regions reported its first profitable quarter since the first quarter of 2009, with earnings of $0.03 per diluted share. Regions’ fourth quarter results not only demonstrate clear progress toward achieving the primary goal of returning Regions to sustainable profitability, but also importantly demonstrate that the Company has done so while continuing to aggressively manage credit issues and reduce its risk profile. In making promotional pay decisions (made at the beginning of 2010) and year-end compensation decisions (made in early 2011), the Committee noted the following about the Company’s performance in 2010:

1.	Core business performance is improving, being driven by customer growth and satisfaction in spite of a slow and uneven economic recovery:

•	Pre-tax pre-provision net revenue (“PPNR”) on an adjusted basis was up 19% over the fourth quarter of 2009 and 4% higher for the full year 2010 versus 2009.

•	The net interest margin improved 4 basis points to 3% during the fourth quarter of 2010 and is up 28 basis points compared to the fourth quarter of 2009.

•	For the second year in a row, the Company opened approximately one million new business and consumer checking accounts.

•	Low cost deposit balances increased by $4.7 billion or 7% in 2010.

•

Loan production totaled $59.9 billion in 2010. During the fourth quarter, commercial loans included $4.9 billion of new loan production and represented a 50% increase over the same period in the prior year. Ending commercial and industrial loans primarily for middle market customers grew by $1 billion, or 5% in the fourth quarter, reflecting our acquisition of new commercial clients.

2.	The leadership team demonstrated execution on a key strategic priority of maintaining a strong customer focus:

•	In separate surveys, Gallup and Bain & Company both identified Regions as a top-decile performer in customer loyalty.

•	Prime Performance recognized Regions as the top scorer in the category of friendliness and best for overall satisfaction with service among all large and regional banks.

•	Independent research by TNS ranks Regions’ brand favorability as the highest of 11 major banks tested within the Company’s market.

•	Regions received the 2010 Excellence Award for small business and middle market banking from Greenwich Associates.

3.	The leadership team reduced the Company’s risk profile throughout the year:

•

During the fourth quarter, inflows of non-performing loans declined 29% per linked quarter, resulting in a $308 million decline in non-performing assets which represents the third consecutive quarterly decline. Non-performing assets declined $494 million or 11% during 2010.

•	Internally risk-rated problem loans declined for four consecutive quarters since the fourth quarter of 2009.

•

An increasing and substantial portion of the inflow of non-performing loans continues to be current and paying as agreed. As of December 31, 2010, 37% of business services non-performing loans were current and paying as agreed compared to 23% in 2009.

•

The current allowance for loan losses to loans ratio increased to 3.84% from 3.43% in 2009, while loan loss allowance coverage of non-performing loans increased to a multiple of 1.01 times at December 31, 2010, compared to 0.89 times at December 31, 2009.

•

As of December 31, 2010, Tier 1 common and Tier 1 capital ratios stood at 7.85% and 12.40% respectively and on a Basel III pro-forma basis are 7.62% and 11.35%, well above the respective 7% and 8.5% minimums required under Basel III.

As a result, although 2010 results reflected a net loss, performance has begun to stabilize and shareholder return increased 33% for the year. Importantly, Regions ended the year with solid core business performance, a stronger foundation, and poised to take advantage of improving market conditions with substantially improved earnings power.

With respect to our pay decisions, as of the end of 2010, Regions was still participating in the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”)/Capital Purchase Program. Therefore, our NEOs as well as the next 20 most highly compensated associates of the Company were still subject to the executive compensation limitations of the regulations established under the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) (collectively referred to as “TARP Compensation Standards”). These TARP Compensation Standards limit the compensation tools available to reward performance. It is within the context of these limitations as well as the performance improvements noted above that the compensation decisions for our NEOs were made. The following highlights some of the decisions made which are more fully described within the Compensation Discussion and Analysis (“CD&A”) and compensation tables that follow:

•

Four of the five NEOs reflected in the Summary Compensation Table as still employed at the end of the year were promoted into positions with significantly increased responsibilities, and the cash base salaries noted were granted in response to their promotions. The only NEO reported in 2010 who remained in the same position as in 2009 was John C. Carson, Jr. as Chief Executive Officer of Morgan Keegan and Company, Inc. (“Morgan Keegan”), and he received no base salary increase for 2010.

•	No cash bonuses were paid for 2010 performance due to our participation in TARP and the limitations of the TARP Compensation Standards.

•

Prior to our participation in TARP, we generally set our executives’ target compensation at the median of our competitive market. At the beginning of 2010, however, the Committee determined that economic conditions and the expected performance of the Company indicated that executives’ maximum compensation opportunity for the year (the sum of cash base salary, salary stock and long-term restricted stock) should be less than our pre-TARP compensation targets. Therefore, the Committee approved a maximum compensation opportunity for 2010 of no more than 90% of pre-TARP target levels.

•

A significant portion of the compensation received by NEOs for 2010 performance was awarded in the form of “salary stock”. Salary stock is a TARP-compliant compensation vehicle that ties the ultimate value of the compensation paid to executives directly to stockholder value. TARP requires that salary stock be vested upon grant and awarded periodically through the year much like cash base salary, but allows for payment to be deferred over time and ties the value of the ultimate payment of the award to the value of the Company.

•	To recognize their contributions to Regions, our NEOs received TARP-compliant restricted stock grants at approximately 70% of the amount allowable under TARP.

•

The Committee continued its practice of scrutinizing perquisites and other benefits. Prior to 2010, the Committee eliminated numerous perks including payment for club memberships, company-owned autos and auto allowances as well as any benefit for personal use of corporate aircraft without reimbursement. Tax gross up payments to NEOs were not allowed during 2010 and the Committee further determined that any severance or change-in-control agreements that the Company might enter into in the future with any associate would not contain tax gross ups for excise taxes that might be due under Section 280(g) of the Internal Revenue Code.

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The Company complied with the limitations of the TARP Compensation Standards for our NEOs as well as the next 20 most highly compensated associates of the Company, and also complied with other TARP requirements such as the implementation of clawback requirements, a stockholder “say on pay” advisory vote proposal, the adoption of a policy on luxury expenditures, and limits on tax deductibility of compensation.

The following table lists the NEOs who remained employed at December 31, 2010 and summarizes the 2010 annual compensation decisions for each in the way that the Committee views them.

NAME	POSITION AND 2010 EFFECTIVE DATE OF NEW COMPENSATION	2010 RATE OF CASH BASE SALARY	2010 RATE OF SALARY STOCK	TARP- COMPLIANT LONG- TERM EQUITY GRANT	PERCENTAGE OF TARGET LONG-TERM GRANT
O.B. Grayson Hall, Jr.	President and Chief Executive Officer—effective April 1, 2010	$850,000	$2,450,000	$1,155,000	70%

David J. Turner, Jr.	Chief Financial Officer—effective March 1, 2010	$575,000	$500,000	$376,600	70%

John C. Carson, Jr.	Managing Executive Director and Chief Executive Officer of Morgan Keegan and Company, Inc. (No change in pay)	$1,500,000	$—	$525,000	70%

John B. Owen	Senior Executive Vice President and Head of Consumer Services—effective January 1, 2010	$555,000	$630,000	$414,400	70%

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer—effective March 1, 2010	$550,000	$550,000	$385,000	70%

The above table is presented to show how the Committee viewed 2010 compensation actions and does not represent the requirements of the Securities and Exchange Commission (“SEC”). Information with respect to total compensation is reflected in the Summary Compensation Table required by the applicable regulations of the SEC and presented on pages 53 and 54 of this proxy statement and does not include, for example, the TARP-compliant long-term equity grant for 2010.

As required by the SEC, this CD&A also discusses compensation for C. Dowd Ritter, our former Chief Executive Officer, and Irene M. Esteves, our former Chief Financial Officer, for the periods in which they served the Company in 2010.

2010 Compensation Elements

Regions’ primary strategic objectives are to:

•	Optimize long-term stockholder value through sustainable and profitable growth.

•	Focus on superior customer retention and development.

•	Protect the safety and soundness of the Company.

In order to achieve these goals, we believe it is imperative that we attract and retain individuals with outstanding talent, expertise and leadership abilities. To attract and retain the level of talent we need to meet our strategic business plans, we have traditionally used a balanced set of compensation elements including Cash Base Salaries, Annual Cash Short-Term Incentives and Long-Term Equity based awards that vest over a multi-year period. We believe that these pay elements remain effective means of driving performance. However, due to our participation in TARP, the Committee relied on the following TARP-compliant elements of Compensation in 2010 to drive performance of our NEOs and our next 20 most highly compensated associates:

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Cash Base Salaries—While TARP prohibits the payment of any performance-based short- or long-term cash compensation, it does not place any limitations upon the amount of cash base salary that can be paid to an executive. Although the Committee could have significantly increased cash base salaries under TARP in 2010, the Committee does not believe that substantially raising cash base salaries is in the best interest of stockholders and has therefore continued to utilize cash base salaries much like it did prior to the implementation of the TARP Compensation Standards. Cash base salaries are paid primarily to attract the level of talent we need and are sufficient to meet the essential ongoing financial needs of executives. Cash base salaries continue to be set by reviewing a number of criteria including the position, responsibilities, experience and contribution of the individual executive, as well as market competitiveness. In evaluating market competitiveness, we compare our base salaries to the 50th percentile of salaries of like positions reported for executives within our peer group.

Cash base salaries have traditionally impacted other elements of our compensation program because annual cash incentives and many employee benefits were based in part on the level of cash base salary. In 2010, although we did not utilize cash annual incentives, cash base salary continues to affect other forms of compensation. The amount of restricted stock that may be issued under the TARP Compensation Standards as well as the value of certain of our employee benefits continue to be impacted in part by the amount of cash base salary we pay.

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Other Periodic Payments (referred to as salary stock)—Salary stock is a new form of compensation suggested by the Treasury Department upon releasing the TARP Compensation Standards as a type of compensation linked to stockholder interests. Salary stock is awarded on a periodic basis much like salary; however, payment of the salary stock awards are deferred over a multi-year period, and the ultimate value of the award when paid is tied to the stock price of the Company at the time of payment.

The Committee elected to issue salary stock as a part of our compensation programs beginning in 2009 for a number of reasons. First and foremost, TARP Compensation Standards prohibit the payment of annual cash incentive compensation and the issuance of stock options to our NEOs. Both of these forms of compensation were important parts of our pre-TARP compensation program. In addition, because the TARP Compensation Standards limit the amount of restricted stock that we can deliver to NEOs to one-third of total compensation, without the issuance of salary stock or significant increases in cash base salaries, we could not reach reasonable compensation goals for our NEOs. Salary stock is specifically authorized under the TARP Compensation Standards to address the constraints on all of these forms of pre-TARP compensation.

As previously noted, the Committee does not believe that increasing the level of cash base salaries is consistent with our value of linking executive compensation to the value generated for our stockholders. Therefore, in order to deliver a competitive amount of compensation, reflect the executive’s contribution to Regions, and minimize the risk of the loss of key talent, the Committee elected to establish an annual rate of salary stock for most of our NEOs.

As required by the TARP Compensation Standards, salary stock is issued as fully vested shares or units. Although fully vested, the Committee determined that the salary stock for 2010 should be subjected to a required minimum holding period, and therefore determined that one half of the salary stock would be released as cash as of January 1, 2011 (one year from the effective date of the award), with the other half of the salary stock being valued and released as of January 1, 2012. When released, the salary stock units are valued based on the value of Regions’ stock as of the payment date and paid in cash on the payroll date immediately following the release date. As a result, this portion of NEO pay is at risk for the value of our stock price until the salary stock unit is settled which may be as long as two years from the award date.

The amount of salary stock for each of our NEOs was determined by the Committee together with its independent compensation consultant. In setting the amount, the Committee first reviewed and determined a target for total direct compensation for each NEO. As previously noted, the Committee believed that for the 2010 year, maximum total direct compensation should be set at a level of approximately 80% to 90% of our previous pre-TARP target compensation levels and between 60% to 70% of previous actual compensation. After determining the amount of cash base salary that was needed to provide a reasonable level of currently available cash compensation for each executive, the Committee then set the amount of salary stock so that when each component of pay is added together (cash base salary, salary stock and TARP compliant restricted stock) the sum of the three allowable compensation forms would not exceed the 2010 target compensation. The following chart contrasts what the Committee determined our CEO’s pre-TARP compensation targets would have been and the lower maximum compensation that could be payable in 2010 based on decisions made by the Committee and as impacted by the limitations of the TARP Compensation Standards:

Pre-TARP Compensation Targets

(A) Cash Base Salary	(B) Annual Cash Incentive—170% of Cash Base Salary (A)	(C) Long-Term Incentives (Options and Restricted Stock)	(D) Salary Stock (not a component of compensation prior to TARP)	(E) Total Pre-TARP Target Compensation (A)+(B)+(C)
$850,000	$1,445,000	$3,200,000	N/A	$5,495,000

2010 Post-TARP Compensation Standards Maximum Pay

(A) Cash Base Salary	(B) Annual Cash Incentive (Prohibited under TARP)	(C) Long-Term Incentive TARP Compliant Restricted Stock Maximum Value = to 1/3 of Post TARP Total Compensation (E)	(D) Salary Stock (E) – (C) – (A)	(E) Maximum Post-TARP Target Compensation as Established by the Committee
$850,000	$0	$1,650,000	$2,450,000	$4,950,000

•

TARP-Compliant restricted stock grants—Under the TARP Compensation Standards, the only type of performance-based incentive compensation that the Committee can award is a grant of restricted stock with a value of up to one-third of the total value of annual compensation. No other cash or long-term equity based grant is allowable under the TARP Compensation Standards.

While the TARP Compensation Standards limit the amount of restricted stock that can be granted, they do not prescribe any methodology or performance standards for determining whether or not to issue these awards. Therefore, one of the more important decisions the Committee undertook for 2010 was the basis upon which decisions with respect to TARP-compliant restricted stock would be granted.

In order to assist in its deliberations on whether to grant this allowable restricted stock for the 2010 year, in early 2010, the Committee determined that in order to get a holistic and more nuanced view of the Company’s performance, it was important to evaluate performance based on a broad spectrum of important measures rather than on one or two financial benchmarks. Therefore, the Committee approved and communicated to executives a balanced scorecard to assess corporate performance based on the following five categories determined to be critical to Regions’ success:

Liquidity	• Average Loans/Average Deposits • % Wholesale Funding/Total Assets • % Unused Credit Commitments/Total Assets

Capital	• Tier 1 Capital Ratio • Total Risk-based Capital Ratio • Tier 1 Common Capital/Risk Weighted Assets

Credit	• Allowance for Loan Losses to Non Performing Loans Coverage • Non Performing Assets to Loans + Other Real Estate • Net Charge Offs to Average Loans

Profitability

•   Change to Diluted Operating Earnings Per Share Period Over Period

•   Efficiency Ratio

•   Change in Pre-Tax Pre-Provision Net Revenue Period Over Period

•   Tangible Return on Average Tangible Common Equity

Total Shareholder Return	• Total Shareholder Return

The Committee also decided to base its evaluation of the Company’s success in executing performance in these areas compared to three benchmarks. The first comparison is against the performance of the Company for the previous year. The second comparison is to the strategic plan and budget for the current year, and the third comparison is a relative comparison to the results of the Company’s peer group on the same measures.

The Committee did not establish any formulaic calculation to determine restricted stock grants under this program but rather decided to use the scorecard as part of a qualitative evaluation that would be undertaken at the end of the year. In making the decision to use the scorecard as a guideline, the Committee determined that under current market conditions, a holistic evaluation is more appropriate and yields better results than setting fixed quantitative targets in advance, since a qualitative determination would allow the Committee to consider the counterbalancing nature of some of these measures as well. The Committee also recognized a need to evaluate performance based on goals set by the Board and communicated to executive management at any point during the year, and to consider the effects of unanticipated events and circumstances on the Company’s business.

In evaluating the Company’s performance against this scorecard as of the end of 2010, the Committee noted the following:

Liquidity	Regions liquidity position remains strong, ranking the Company in the top quartile of the peer group and well within internal benchmarks.

Capital	Year-end Tier 1 common ratio was a solid 7.85% and Tier 1 capital ratio was 12.40% up from 7.15% and 11.54% respectively in the prior year. Peer comparisons of these measures were noted to be favorable.

Credit	Credit continues to remain challenging for the Company, but progress has been seen as Regions sold approximately $2.1 billion in non-performing assets in order to continue to de-risk the loan book, which was a key strategic initiative. The Committee considered the impact continued de-risking had on charge offs and the relative performance against peers as a result.

Profitability	Profitability continued to be strained for the year, however core business results improved vs. 2009 as evidenced by an increase in core PPNR of $64 million or 4%.

Total Shareholder Return	Total shareholder return for 2010 was significant at 33.1% placing Regions in the 2nd quartile of peer performance. The Committee also recognized, however, that this performance was off a low base in the previous year.

After analyzing performance in each of these categories as well as taking into account other subjective evaluations with respect to performance as noted in the Executive Summary section of this CD&A, the Committee determined to grant TARP-compliant restricted stock awards to each NEO at approximately 70% of the allowable target award levels previously established by the Committee at the beginning of the year. Because the executive team is a new team, the Committee believes it is extremely important to incent the NEOs as a team to improve Company performance. Therefore, award decisions with respect to TARP-compliant restricted stock were totally based on Company performance and individual evaluations of performance did not play a role in the Committee’s decision with respect to this compensation element.

Although TARP-compliant restricted stock awards are considered to be 2010 compensation both under the TARP Compensation Standards and by the Committee, because they were actually awarded in 2011, SEC regulations require that this compensation be reported in the Summary Compensation Table for the 2011 year. Therefore, these grants will appear in next year’s proxy statement. Accordingly, the Summary Compensation Table on pages 53 and 54 and the 2010 Grants of Plan-Based Awards tables on pages 55 through 57 do not include the value of any awards made in 2011 for 2010 performance.

2009 Compensation required to be reported in 2010. One executive, John C. Carson, Jr., the Chief Executive Officer of Morgan Keegan, received a stock award which is reported in the Summary Compensation Table on pages 53 and 54 and the 2010 Grants of Plan-Based Awards tables on pages 55 through 57 of this proxy statement. As Mr. Carson was one of the next 20 most highly compensated employees of the Company for 2009, he was included under the limitations of the TARP Compensation Standards for the year. However, as previously noted, because this compensation was actually granted in 2010, SEC rules require the award to be reported in this proxy statement. Mr. Carson was the only NEO to receive a TARP-compliant restricted stock award for his performance in 2009 that is reportable in the 2010 Summary Compensation Table.

Other Benefits and Perquisites

In addition to the compensation elements described above, we also provide our executives with retirement benefits and certain perquisites.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program which are more fully described on pages 62 and 63 in conjunction with the 2010 Pension Benefits Table:

(1) Regions Financial Corporation Retirement Plan and Supplemental Executive Retirement Plan (SERP). These plans are traditional defined benefit plans. The Regions Financial Corporation Retirement Plan (the “Retirement Plan”) is a tax-qualified retirement plan, while the SERP is a nonqualified plan that generally mirrors the qualified plan for compensation that exceeds qualified plan limits, although it does include some incentive plan compensation not included in the qualified plan and also provides an alternative retirement formula for executive officers. The plans are now closed to new participants. Mr. Hall, Mr. Edmonds and Mr. Turner participate in both plans as associates who were employed by AmSouth prior to the Regions/AmSouth merger. Mr. Owen does not participate in the qualified plan but does participate in the SERP. As an associate of Morgan Keegan (a Regions subsidiary), Mr. Carson does not participate in either of Regions’ retirement plans.

(2) Regions Financial Corporation 401(k) Plan and Supplemental 401(k) Plan and Morgan Keegan 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The Regions 401(k) Plan is a tax-qualified 401(k) savings plan in which all eligible associates can participate, while the Regions Supplemental 401(k) Plan is a nonqualified plan for associates whose participation in the 401(k) Plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 6% of pay. In 2010, all of our NEOs except for Mr. Carson participated in these plans. Mr. Carson participated in the Morgan Keegan 401(k) plan which allows him to defer compensation on a pre-tax basis. Morgan Keegan makes matching contributions to its plan that for Mr. Carson were limited in 2010 to $3,325.

2010 Employee Benefits Decisions. In early 2009, the Company ceased benefit accruals under the Retirement Plan and SERP and as of April 1, 2009, stopped matching contributions to the Regions Financial Corporation 401(k) and Supplemental 401(k) Plans, as well as the Morgan Keegan 401(k) Plan. These actions impacted executive officers on the same basis as they did other non-executive associates. Effective January 1, 2010, the Company approved the reinstatement of matching contributions under the 401(k) plans and benefit accruals under the retirement plans for all associates including executive officers. The operation of these benefit plans and the value of the benefits that executives accrue under these plans are more fully described in the descriptions of the plans that accompany the Pension Benefits and Nonqualified Deferred Compensation tables on pages 62 through 66 of this proxy statement as well as in the Summary Compensation Table on pages 53 and 54.

As a result of the TARP Compensation Standards, annual cash incentive compensation payments to our NEOs are prohibited and salary stock as well as a limited TARP-compliant restricted stock award have generally replaced the traditional incentive pay for our executives. The Committee noted that the retirement plans and the 401(k) plans did not anticipate this type of compensation and therefore the terms of the plans needed to be clarified in order to properly administer and determine the Company’s retirement obligations. In August 2010, after consulting with both the independent compensation consultant and legal counsel, the Committee approved changes to the retirement and 401(k) plans to consider as eligible compensation 50% of the salary stock awarded to executives as well as 50% of any TARP-compliant restricted stock grant that might be awarded based upon performance. This change was not viewed as an enhancement to any retirement benefits but approximates the same level of benefits that executives received before the passage of the TARP Compensation Standards.

Perquisites. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines no longer serves a valid purpose.

In General. In 2010, NEOs continued to be eligible for financial planning services, company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual routine physicals. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 53 and 54 of this proxy statement. However, no associate of the Company, including the NEOs or any one of the next 20 most highly compensated associates, as determined under the TARP Compensation Standards, received perks during the year valued in excess of $25,000.

Use of Corporate Aircraft. During 2009, the Company adopted a luxury expenditure policy as required by the TARP Compensation Standards. In connection with this policy, the Company amended its policy relating to the personal use of corporate aircraft. Although it remains our policy to require that our CEO use Company-owned or other non-commercial aircraft for all business travel, we have changed the policy for personal use of the aircraft. Beginning in 2009, the policy of the Company was changed to require the CEO to reimburse the Company the full incremental cost of operating the aircraft for any personal use by either him or his family, except where the purpose of the travel is for business purposes and the executive’s family accompanies him on a purely incidental basis.

During 2009, Mr. Ritter and Mr. Hall each entered into an Aircraft Time Sharing Agreement that governs the terms and conditions of personal use of the aircraft related to this policy. The Board has also authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates from time to time and on a limited basis where use of the aircraft for personal travel may be in the best interest of the Company due to efficiency and/or safety concerns. The new policy with respect to personal use by other associates also requires full reimbursement to the Company of the incremental cost of operating the aircraft and would require an Aircraft Time Sharing Agreement.

Prior to his retirement in early 2010, Mr. Ritter used the corporate aircraft on a limited basis for personal travel, and reimbursed the Company for that use as set forth in Aircraft Time Sharing Agreement with the Company. There was no other reportable personal travel during 2010 for any other executive officer, including Mr. Hall.

2010 Compensation Decisions for our Named Executive Officers

At the end of 2009 and the beginning of 2010, the Committee held multiple meetings during which it discussed executive compensation for both 2009 and 2010. The Company was faced with the departure of a number of executive officers during this time, and the Committee carefully considered compensation decisions for executive officers promoted into key leadership roles. In making its decisions, with both new leadership and strict limitations under TARP, the Committee consulted carefully with its independent compensation consultant concerning minimum and maximum ranges of pay for the 2010 year.

O. B. Grayson Hall, Jr.—President and Chief Executive Officer (“CEO”) effective April 1, 2010. In the latter half of 2009, Mr. Hall was promoted to Chief Operating Officer of the Company as a result of the Company’s talent management and succession planning process. In recognition of Mr. Hall’s 27 years of progressively more responsible leadership service to the Company and in light of his new role, the Committee approved an increase in Mr. Hall’s cash base salary from $730,000 to $800,000 to be effective January 1, 2010. In addition, the Committee approved an increased salary stock award as a result of being named Chief Operating Officer from $1,520,000 annually to $1,800,000.

In late December of 2009, Mr. Ritter, the long-tenured CEO of Regions, announced his intention to retire from the Company as Chairman and Chief Executive Officer after over 40 years of service and to retire from the Board, effective March 31, 2010. As a result of Mr. Ritter’s retirement the Board named Mr. Hall Regions’ new CEO, effective April 1, 2010.

As a result of his promotion to CEO, in February 2010, the Committee approved a cash base salary increase for Mr. Hall of $50,000 to bring his cash base salary to $850,000 annually, and a salary stock award increase of $650,000 to bring his salary stock award to $2,450,000 on an annual basis, each to be effective as of April 1, 2010. While these new rates of pay represent an increase over his compensation package as Chief Operating Officer, the Committee noted that this compensation level was significantly below both Mr. Ritter’s compensation and the median compensation of CEOs of peer group banks. In addition, more than 74% of this compensation would be subject to deferral in the form of a salary stock award tied to the value of Regions stock and payable over a two-year period. Therefore, the Committee determined that there would be significant incentive for Mr. Hall to effectively lead the Company through the credit crisis and meet our goal of returning Regions to profitability.

As previously noted in this CD&A, in late February 2011, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures and elected to award to all of our NEOs a TARP-compliant Restricted Stock Award equal to approximately 70% of the target long-term incentive opportunity. This calculation resulted in an award to Mr. Hall of 156,504 shares of restricted stock with a total value of $1,155,000 at grant date. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2011, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2011 compensation in the proxy statement for the 2012 annual meeting.

David J. Turner, Jr.—Chief Financial Officer (“CFO”) effective February 22, 2010. In February 2010, Ms. Esteves stepped down as CFO of the Company and shortly thereafter ended her employment with Regions. Again, due to the strong talent management and succession planning process, the Board approved the appointment of Mr. Turner as the CFO effective as of the close of business on February 22, 2010. Mr. Turner was formerly a partner of a prominent national accounting firm and for the past five years had served as the Head of Internal Audit for Regions (and previously AmSouth prior to the merger of AmSouth with Regions in 2006). In connection with his appointment as CFO, the Committee approved a cash salary of $575,000 per year for Mr. Turner and an annual salary stock award in the amount of $500,000, both of which were effective as of March 1, 2010. In making its decision, the Committee noted that Mr. Turner’s compensation package was well below that of the previous CFO and also below the median compensation of CFOs of peer banks. The Committee also noted that Mr. Turner would not be eligible for any short-term cash incentives as a TARP-covered associate and that almost 50% of his compensation package would be in the form of salary stock tied to the value of the Company and deferred over a two-year period.

As previously noted in this CD&A, in late February 2011, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures and elected to award to all of our NEOs a TARP-compliant Restricted Stock Award equal to approximately 70% of the target long-term incentive opportunity. This calculation resulted in an award to Mr. Turner of 51,030 shares of restricted stock with a total value of $376,601 at grant date. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2011, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2011 compensation in the proxy statement for the 2012 annual meeting.

John C. Carson, Jr.—Executive Managing Director and Chief Executive Officer of Morgan Keegan. Mr. Carson has been a part of the executive leadership team of Morgan Keegan for a number of years and has served as Managing Executive Director and Chief Executive Officer of the full service brokerage and investment banking subsidiary of Regions since 2008. During 2010, Mr. Carson was covered by the compensation limitations of TARP due to his previous year’s compensation from Morgan Keegan, and therefore received no annual cash bonus for 2010. In addition, Mr. Carson’s cash base salary remained at the same level as his 2009 salary, as the Committee did not approve an increase for the 2010 year.

In February 2010, Mr. Carson was awarded a TARP-compliant restricted stock grant of 107,530 shares of stock with a value of $713,999 at grant date for his performance in 2009. This grant vests on the third anniversary of grant and is subject to transfer restrictions until TARP is repaid. As described above, even though this award was granted for service and performance during the 2009 year and is not considered as 2010 compensation either by the Committee or under the TARP Compensation Standards, under SEC rules governing compensation disclosure, it must be reported in the Summary Compensation Table on pages 53 and 54, and the 2010 Grants of Plan-Based Awards table of this proxy statement on pages 55 through 57.

With respect to the 2010 year, as previously noted in this CD&A, in late February 2011, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures and elected to award to all of our NEOs a TARP-compliant Restricted Stock Award equal to approximately 70% of the target long-term incentive opportunity. This calculation resulted in an award to Mr. Carson of 71,138 shares of restricted stock with a total value of $524,998 at grant date. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2011, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2011 compensation in the proxy statement for the 2012 annual meeting.

John B. Owen—Senior Executive Vice President and Head of Consumer Services. Mr. Owen has served as a Senior Executive Vice President of the Company since July 2007 and during that time managed several diverse divisions of the Company including the information technology division and the insurance services subsidiary of the Company. During late 2009, Mr. Owen assumed responsibility for the consumer banking services division. As a result of assuming responsibility for this major division, the Committee awarded Mr. Owen a cash base salary increase in 2010 of $35,000, bringing his cash base salary to $555,000. As a member of the Company’s executive management team in 2009, Mr. Owen was already receiving salary stock in the amount of $520,000 annually after the implementation of the TARP Compensation Standards. As a result of his promotion and his assumption of responsibility for the consumer banking services division of Regions, the Committee increased Mr. Owen’s salary stock by $110,000 for 2010 to bring the annual rate to $630,000 for the year. As a result, more than 53% of Mr. Owen’s fixed compensation is tied to the ultimate value of Regions and subject to a multi-year deferral.

As previously noted in this CD&A, in late February 2011, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures and elected to award to all of our NEOs a TARP-compliant Restricted Stock Award equal to approximately 70% of the target long-term incentive opportunity. This calculation resulted in an award to Mr. Owen of 56,152 shares of restricted stock with a total value of $414,402 at grant date. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2011, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2011 compensation in the proxy statement for the 2012 annual meeting.

David B. Edmonds—Senior Executive Vice President and Chief Administrative Officer effective March 1, 2010. After the departure of Mr. Ritter as CEO, and Ms. Esteves as CFO and as a part of other executive management changes within the Company taking place at the time, Mr. Edmonds was promoted to the role of Chief Administrative Officer (“CAO”) of the Company as of March 1, 2010. In the role of CAO, Mr. Edmonds leads the Company’s operations and technology, external affairs, human resources, security and aviation divisions. As a result of his promotion to this position, the Committee approved a cash base salary increase of $75,000 to bring his cash base salary to $550,000, and an annual salary stock increase of $30,000, to bring his annualized salary stock amount to $550,000. As a result, 50% of Mr. Edmonds’ fixed compensation is tied to the ultimate value of Regions and subject to a multi-year deferral.

As previously noted in this CD&A, in late February 2011, the Committee evaluated the Company’s performance against a balanced scorecard of significant performance measures and elected to award to all of our NEOs a TARP-compliant Restricted Stock Award equal to approximately 70% of the target long term incentive opportunity. This calculation resulted in an award to Mr. Edmonds of 52,168 shares of restricted stock with a total value of $385,000 at grant date. These shares of restricted stock will vest at the end of a three-year period and are also subject to significant transfer restrictions until the Company has repaid TARP in full. As required in SEC regulations covering proxy disclosure, because these awards were granted in 2011, they do not appear in the compensation tables accompanying this CD&A, but will appear in the tables related to 2011 compensation in the proxy statement for the 2012 annual meeting.

In the opinion of the Committee, the cash base salaries and salary stock awards granted for 2010 were in connection with substantial promotions for each executive officer (other than Mr. Carson) and the emphasis on salary stock and TARP-compliant restricted stock grants represent a substantial deferral of compensation and a strong connection to the improvement of the long-term value of the Company. In the view of the Committee, the most important priority of this new executive management group is to return Regions to a position of sustained profitability by maintaining a strong customer focus and an emphasis on driving improved core business performance, while concurrently ensuring that the Company’s risk profile continues to improve. In the Committee’s view, 2010 performance demonstrated substantial progress towards these goals, as noted in our Executive Summary, and the compensation awarded to executive officers recognized their efforts in 2010. More importantly, because such a significant amount of compensation is deferred and tied to the future performance of the Company, the Committee believes its compensation decisions also represent a significant incentive to this new group of executive leaders to maintain this progress and continue to improve the value of the franchise as they are expected to lead the Company back to sustained profitability following the economic crisis of the previous few years.

Other 2010 Compensation Related Decisions

C. Dowd Ritter—As previously noted, in late 2009, Mr. Ritter announced his retirement to be effective March 31, 2010. When making compensation decisions at the beginning of 2010, in anticipation of his retirement, the Committee made no changes to the compensation program for Mr. Ritter with cash base salary and salary stock remaining at the same rate as in 2009. In accordance with the limitations of the TARP Compensation Standards, Mr. Ritter received only a pro-rata portion of the salary stock award and was not entitled to, nor did he receive, any non-vested compensation or benefits upon his termination of employment.

Shortly after the beginning of 2010, the Board determined that it would be in the best interest of the Company to seek Mr. Ritter’s services on a consulting basis for a period of time following his retirement, and therefore entered into a consulting agreement with Mr. Ritter under which he agreed to provide certain consulting services to Regions for five years following his retirement on March 31, 2010. Mr. Ritter also agreed not to compete with Regions or to solicit for employment any associates of Regions for the duration of the consulting term. The compensation paid to Mr. Ritter under this consulting agreement for the portion of 2010 following his retirement is reported in the All Other Compensation column of the Summary Compensation Table on pages 53 and 54 of this proxy statement.

Irene M. Esteves—At the beginning of 2010, Ms Esteves was serving as CFO of the Company. As a part of its compensation decisions at the beginning of the year, the Committee approved that Ms. Esteves’ base salary stay at the rate of $575,000. Because Ms. Esteves had a contractual right to a cash bonus payment of $1,000,000 for the 2009 year, the Committee had elected not to include Ms. Esteves in any award of salary stock for 2009. Beginning in 2010, due to becoming covered by the limitations of the TARP Compensation Standards and not being eligible for cash incentives, the Committee determined to grant Ms. Esteves a salary stock award of $820,000 on an annual basis. Ms. Esteves stepped down as CFO of the Company effective as of the close of business on February 22, 2010, and resigned from the Company shortly thereafter. In compliance with the limitations of the TARP Compensation Standards, Ms. Esteves received only a pro-rata portion of the salary stock award and was not entitled to, nor did she receive, any non-vested compensation or benefits upon her termination of employment.

Compensation Framework, Policies, Processes and Risk Considerations

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee of the Board of Directors. The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under “About Regions/ Investor Relations/ Corporate Governance/Committee Charters”.

At the start of each year, the Committee meets with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Committee regarding business plans, business risks, expected financial results and stockholder return expectations. Subsequently, there are a series of meetings, including an executive session, to review and approve all of the compensation plans and performance measures to be used to evaluate the CEO’s and other members of executive management’s performance for the coming year. The Committee consults with executive management on business plans and budgets in establishing performance targets and objectives. The Committee also consults with its independent consultant (described below) and then sets the base pay amount and incentive opportunities for the CEO. The Committee also sets base pay and incentive opportunities for the other executive officers after reviewing the CEO’s recommendations. Beginning in December 2008, as required in conjunction with the Company’s participation in the U. S. Treasury Department’s Capital Purchase Program, which is part of TARP, the Committee also began meeting with the Senior Risk Officer (“SRO”) of the Company to review the Company’s incentive compensation programs in order to ensure that these programs do not encourage our Senior Executive Officers as defined under the TARP rules (“SEOs”) to take unnecessary and excessive risks that may threaten the value of Regions and to ensure that the employee compensation plans do not pose unnecessary risks to Regions.

Composition. The Committee is composed of independent, non-employee Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the 2010 Long Term Incentive Plan. The members of the Committee until the annual shareholder meeting in May of 2010 were Claude B. Nielsen—Chairman; George W. Bryan; Earnest W. Deavenport, Jr.; Susan W. Matlock; and Lee J. Styslinger III.

In May 2010, Claude B. Nielsen retired as a Director of the Company and the Committee membership was changed along with several other Board Committees. Effective as of May 2010, members of the Committee are: James R. Malone—Chairman; David J. Cooper, Sr.; Don DeFosset; Eric C. Fast; Susan W. Matlock; and Lee J. Styslinger III. Each of these members has been determined to be independent as defined by NYSE rules, applicable SEC rules and regulations, and Regions’ categorical standards for director independence.

Committee Meetings. Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2010, due to the exceptional regulatory environment and challenging market conditions, the Committee met eight times to review, discuss and approve compensation decisions for the Company.

The Committee asks its independent consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel to the Committee, may also attend meetings when the members feel additional guidance on specialized topics is needed. Meetings are typically attended by the CEO, the CAO and representatives of the human resources function. From time to time, the Committee may also ask to hear presentations from other executive officers and at least every six months and more often as advisable, the Company’s SRO will attend Committee meetings. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team. The independent consultant typically participates in a portion of these executive sessions.

Independent Consultant. During 2010, the Committee continued to engage McLagan (an Aon Company), a nationally recognized financial services industry human resource consulting firm, for advice relating to Regions’ executive compensation programs and practices. While the independent consultant reports directly to the Committee, the Committee has instructed the consultant to work together with Regions’ management to obtain information and further the goals of the Committee. McLagan does not perform work for executive management of the Company and provides no substantial services to the Company other than the executive compensation consulting and related services that it provides to the Committee. The scope of McLagan’s services for the Committee during 2010 included:

•	Attending all 2010 Committee meetings.

•

Providing the Committee with competitive market data to assist in establishing appropriate levels of compensation components, such as base salary levels, salary stock awards, and performance incentive awards, as well as benefit levels for executive management.

•	Assisting the Committee with the review and establishment of performance criteria for Regions’ incentive programs.

•	Advising the Committee in connection with year-end compensation decisions.

•

Advising the Committee with respect to regulatory and compliance issues and on the development of new best practices and market competitive information with respect to the Company’s participation in the Capital Purchase Program under TARP and guidance regarding compensation guidelines established by the Federal Reserve and other banking regulatory bodies.

•	Providing current trend information on industry and executive compensation issues.

Compensation Philosophy

Regions’ primary strategic objective is to optimize long-term stockholder value through sustainable and profitable growth, while focusing on superior customer retention and development and protecting the safety and soundness of the Company. In order to achieve this strategy, it is imperative that Regions attract, motivate and retain individuals with outstanding talent, expertise and leadership abilities. We are committed to offering competitive, consistent, reasonable and equitable compensation to all of our associates to reward and motivate them as they work to help fulfill our mission.

Regions operates a number of diverse subsidiaries and business lines that need specific strategies, tactics, and measures of performance in order to compete successfully. As such, different compensation plans and programs are required to support these businesses and the management of these plans and programs must be closely tied to the business line where possible and practical. However, all plans must operate under a single set of guiding principles and must be closely aligned with our risk management process.

To this end, our compensation philosophy incorporates the following five core values, though our ability to apply these core values to our NEOs and other TARP-covered associates is subject to the TARP Compensation Standards:

1.	Compensation targets should be set at competitive levels.

In order to attract, motivate and retain highly capable individuals at Regions, we strive to design our compensation programs so that they are competitive with other financial institutions in both their design and in the total compensation opportunity they offer. As described below, we regularly review independently provided information on the level and form of our peers’ compensation to ensure that we are consistent with market practice. We have generally targeted compensation levels to approximately the 50th percentile level of regional bank peers and other nationwide financial institution comparisons, with variations to those targets being determined based on individual and institutional performance, experience and other individual factors.

In determining market competitiveness for compensation, the Committee, with the assistance of its independent consultant, regularly reviews the compensation of Regions’ executives against that of the Company’s compensation peer group as well as the financial services industry in general. The compensation peer group is not the same as the group of companies that make up the S&P Banks Index presented in Regions’ Annual Report on Form 10-K. The Committee believes that the S&P Banks Index represents a larger sample of financial institutions than is appropriate for benchmarking executive compensation. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Committee believes that these companies have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that will primarily compete with us for our top executive talent.

For benchmarking 2010 compensation and company performance, the Committee used the same peer group as was used in 2009 and which included the following companies:

Bank of America Corporation	KeyCorp	SunTrust Banks, Inc.
BB&T Corporation	M&T Bank Corp	U.S. Bancorp
Comerica Inc.	Marshall & Ilsley Corp	Wells Fargo & Company
Fifth Third Bancorp	PNC Financial Services Group Incorporated

In addition to annually reviewing specific information with respect to the selected peer group, our independent consultant also periodically reviews the Company’s total compensation program against broader financial services industry survey data, which is both individually compiled by the independent consultant and compiled by other sources (including compensation surveys prepared for the financial services industry by the human resource consulting firms of Towers Watson, Mercer and Hewitt). Also, due to the unique nature of the Company’s brokerage and investment banking subsidiary, the Committee uses specifically designed peer group information (provided by the independent consultant) to benchmark compensation for certain positions, such as the chief executive officer of Morgan Keegan.

2.	Actual compensation levels should be related to performance with incentive or “at risk” compensation playing a greater role in the total compensation for more senior and/or more highly compensated associates.

Regions is committed to providing superior compensation in return for superior performance and will provide below market compensation for excessively risky or below market performance. Most associates will have their pay linked to a combination of Company, business unit, team and individual performance. However, the portion of an individual’s total compensation that varies based on performance increases as the individual’s business responsibilities increase. Although we are currently under significant restraints with respect to at-risk compensation as a result of the TARP Compensation Standards, as a general rule, our executive leaders will have the highest levels of at-risk compensation. The ultimate value of that compensation will vary based on the overall long-term performance of the Company.

When unfavorable business conditions threaten the financial well-being of Regions, reductions in compensation and/or changes to reward systems will occur. In this event, reductions and/or changes will be made in a way that will ensure that the Company can maximize the probability of retaining key talent so that Regions is poised for continued success and growth when business conditions improve.

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company.

Recognizing that the ultimate success of Regions is measured by the long-term value created for our stockholders, compensation programs are intended to be consistent with safety and soundness and aligned with the long-term interests of stockholders. Goals and performance metrics will be set so that no compensation plan inappropriately encourages short-term results at the expense of the long-term success of the Company. It has been an important part of the Committee’s compensation objectives to align the interests of Company executives and other key employees with those of our stockholders. In the past, that objective was primarily achieved through the grant of equity-based compensation. Regions has historically used a variety of long-term stock-based awards, including stock options and both performance-based and service-vested restricted stock and restricted stock units.

Although we are currently under significant restraints with respect to the amount of long-term equity awards that can be issued as a result of the TARP Compensation Standards, as a general rule, for our leaders and most other highly compensated associates, short-term cash incentive compensation will be balanced with long-term compensation programs that are aligned with the Company’s stock price or with another approved measure of stockholder value creation.

While the Company is limited in the size and type of equity grants that can be issued to TARP-covered associates, we still maintain a robust long-term incentive compensation program for other associates. Because we believe that long-term equity compensation in the form of restricted stock and stock options is the preferred way to tie the interests of our key associates to those of our stockholders, the Committee currently plans to utilize this form of compensation more extensively again for executive officers once the Company is no longer subject to compensation limitations under the TARP Compensation Standards subject to compliance with developing banking agency regulations and guidelines regarding incentive-based compensation.

Say on Pay. Regions understands that investors, regulators and other interested parties have a strong interest in executive compensation and attempts to balance these interests of these constituencies. As required by TARP (and now by the SEC), we provide an annual “say on pay” advisory vote regarding executive compensation. In last year’s “say on pay” vote, we received majority approval of our executive compensation programs, with more than 88% of the votes being cast in favor of our pay programs. As described elsewhere in this CD&A, although we have further enhanced our compensation policies and programs to strengthen the link to stockholder interests and to strengthen our corporate governance, none of the changes were as a result of this vote or any particular issues raised by stockholder groups.

Because we continue to participate in TARP, we continue to be required to include a non-binding shareholder vote to approve compensation as disclosed in this proxy statement and we have included that as Proposal 2. We will not be subject to the so-called “say on pay” frequency vote recently provided for under the Dodd-Frank Wall Street Reform and Consumer Protection Act until after our repayment of TARP preferred stock.

Clawbacks. As a result of our participation in TARP, we are required to recover any bonus or incentive compensation paid to an NEO or any of the next 20 most highly compensated associates based on statements of earnings, gains, or other criteria which prove to be materially inaccurate, and we entered into an agreement with the U.S. Treasury Department evidencing this requirement. It has always been the Committee’s practice to review past rewards in light of any material restatement of our financial results, and we continue to strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future rewards in these events. During the past two years, we have continued to strengthen the clawback and incentive holdback provisions in all of our incentive plans; not just those covering executives, but the broad-based incentive plans that cover our associate population as a whole as well.

Other regulatory actions. On June 21, 2010, the Federal Reserve adopted final guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the Company.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

In response to these guidelines, we have made a number of improvements to our incentive plans in order to allow us to evaluate and reduce risk or to risk-adjust payouts under the plans. We have also made a number of improvements to our controls and governance processes. We discuss these generally in the Compensation Committee Report which follows this CD&A and also elsewhere in this proxy statement under the heading “Relationship of Compensation Policies and Practices to Risk Management”. In addition, in anticipation of exiting TARP, we are beginning to examine how we might further strengthen our pay for performance programs in light of the Federal Reserve’s guidelines and other proposed regulatory guidance.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key employees is generally made on an annual basis. Stock option grants are set in accordance with the terms of our stockholder-approved plans with the exercise price for options based on the closing price of the common stock on the date of the grant.

The Committee previously adopted a policy that set the grant date for the annual grant of equity awards as the date that is three business days following the annual stockholders meeting. Due to various factors, including the timing of our annual meeting, the required approval of a new long-term incentive plan and the impact of the current economic cycle, the Committee elected to deviate from that schedule with respect to grants issued in 2009 and 2010. Beginning in 2011, the Company will return to a schedule that will allow the Committee to determine award amounts and program provisions in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all of its associates and an actual grant date will be pre-established by the Committee at the beginning of the year.

The Committee specifically approves all grants of equity compensation to executive officers of Regions, as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934, including the determination of the grant date for those awards. The Committee has delegated authority to the CEO, however, to determine and approve annual grants to other key employees and special grants to new hires or key officers other than executive officers within certain limits and guidelines established each year. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date and also to reduce the administrative and accounting burden for Regions’ personnel that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a quarterly basis following the grant date.

Policy on Cash versus Non-cash and Current versus Future Compensation. The Committee does not maintain a stated policy which dictates cash versus non-cash compensation or current versus future compensation. However, the allocation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance the short- and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our officers’ and Directors’ commitment to stockholder value creation.

Under the guidelines, our CEO is directed to hold shares of Regions’ common stock in an amount equal to at least five times base salary and each of the other members of the Company’s Executive Council is directed to hold Regions’ common stock in an amount equal to at least three times base salary. Each non-employee Director is required to hold at least 1,000 shares of Regions’ common stock. For purposes of meeting the guidelines, the following types of stock ownership are counted: outstanding shares directly owned by the officer or Director, restricted stock, restricted stock units, stock equivalents allocated through any deferred stock investment plan, shares held in an executive officer’s 401(k) and deferred vested stock. Any member of the Executive Council or Director who does not meet the ownership guidelines upon becoming subject to the requirement has five years to achieve the applicable level of ownership. To the extent an executive or non-employee Director does not own sufficient shares to satisfy the stock ownership guidelines described above, the Company may require stock retention requirements.

The equity stake of our executives is reflected in the beneficial ownership information contained in this proxy statement on pages 7 through 9. Mr. Hall and Mr. Edmonds currently meet the ownership guidelines we have established. While Mr. Turner, Mr. Owen, and Mr. Carson each do not currently meet the guidelines, all have substantial equity stakes in the Company and due to the date of their appointment as executive officers of the Company, each has significant additional time to meet the ownership requirements.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, Regions began accounting for stock-based compensation under its long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 16 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K.

4.	Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company.

Providing for the safety and soundness of the Company is a key principle of Regions’ compensation philosophy. Incentive compensation arrangements should discourage associates from taking imprudent risks that are inconsistent with the safety and soundness of the Company. Compensation plan design should appropriately balance financial results and risks, taking into account the full range of risks including credit, market, liquidity, operational, legal, compliance and reputational risks as well as the likelihood and timeliness of earnings or profits.

The Committee periodically reviews the risks associated with senior executive officer and associate compensation plans and takes corrective action when necessary in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. Formal risk assessments and certain certifications are required as a part of our participation in TARP, and information relating to the risk review process for 2010 can be found on page 24 and pages 49 through 52 of this proxy statement.

5.	Compensation programs should align with our corporate values.

The design and administration of Regions’ compensation plans and programs will be guided by and supportive of the Company’s values and commitment to integrity and accountability. The Company will strive to ensure that our plans and programs are operated and applied so that they are perceived to be fair, both internally and externally. Finally, compensation programs will be applied consistently, and communicated openly to associates, as well as clearly disclosed to regulators and investors as may be required from time to time.

Internal Revenue Code Section 162(m)(“IRC 162(m)”). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-“performance-based” compensation paid to certain NEOs. The $1,000,000 limit is reduced to

$500,000 under the TARP Compensation Standards (with no exception for “performance-based” compensation). The cash compensation paid under the annual incentive plan previously utilized to pay our NEOs was generally designed to be fully deductible for federal income tax purposes under IRC 162(m) and much of the compensation delivered through the long-term incentive plans of the Company was also deductible. However, due to the application of the reduced IRC 162(m) limit as a result of Regions’ participation in the Capital Purchase Program and the elimination of the performance-based pay exclusion, compensation paid or accrued to senior executive officers in excess of $500,000 will not be deductible. The Committee has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

Internal Revenue Code Section 409A (“IRC 409A”). IRC 409A is a provision of the Internal Revenue Code that governs the form and timing of nonqualified deferred compensation payments. It imposes sanctions on participants (not the Company) where nonqualified deferred compensation plans and payments fail to comply with the rules. In the event IRC 409A is violated, a participant is subject to an additional 20% excise tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified deferred compensation plans as well as our incentive plans and severance plans and policies to comply with IRC 409A or to ensure they qualify for an exemption from IRC 409A.

Change-in-Control, Post-Termination and Other Employment Arrangements

Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during or immediately following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our senior management are aligned with them. The occurrence or potential occurrence of a change-in-control would create uncertainty regarding the continued employment of our executive officers and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all executive officers that govern some of the terms of their employment and compensation in the event of a change-in-control or certain terminations of employment.

Change-in-Control Agreements. The change-in-control agreements entered into with executive officers generally provide that during the two-year period following a change-in-control, if an executive’s employment is terminated other than for “cause”, or if the executive resigns for “good reason”, he or she would be paid accrued compensation and benefits, plus an amount equal to three times base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs. If employment is terminated for cause, or by reason of death, disability or resignation other than for good reason, payments would be limited to accrued compensation and benefits. If any payment or benefit causes the executive to become subject to the excise tax imposed under Section 4999 of the IRC, then additional payments may become due to the extent necessary to avoid a negative tax consequence to the executive. The agreements do not provide any type of severance benefits in connection with termination of employment at any other time.

Impact of ARRA. The TARP Compensation Standards prohibit Regions from paying any type of extra severance benefit to any of the SEOs or any of the next five most highly compensated employees of the Company at any time after June 15, 2009, for as long as the Company participates in TARP. Each of our NEOs and SEOs entered into an agreement with the Company at the time of our participation in TARP whereby they agreed to any current or future changes to their compensation programs and agreements that might be required as a result of TARP participation. Therefore, as a result of the TARP Compensation Standards, no NEO is currently eligible for the severance benefits outlined in the change-in-control agreements.

2010 Policy Decision. While we believe that agreements offering severance protections following a change-in-control are an important part of any compensation and benefit program in the financial services industry, the Committee continually assesses its policies and practices against best practices in the marketplace. As a part of that assessment in 2010, the Committee determined that any change-in-control agreement issued in the future would not include any income tax gross up payments including any payments required under the excise tax provisions of section 280(G) of the Code.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this proxy statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2010.

TARP Risk Disclosure and Certification

In June 2009, the U. S. Department of the Treasury issued TARP Interim Final Executive Compensation Standards (“TARP Compensation Standards”), which required, among other things, that the Committee periodically review the risks associated with senior executive officer and associate compensation plans, and take corrective action when necessary in order to ensure that the plans and programs do not encourage unnecessary or excessive risks to the Company. In compliance with these Standards, the Committee met with the Senior Risk Officer (“SRO”) in February and August of 2010 to review the risks associated with our senior executive officer and employee compensation plans.

The Committee also met in February 2011 together with the SRO, to finalize the comprehensive review of senior executive officer and employee compensation plans. In conducting its preliminary and comprehensive reviews of our compensation plans, the Committee and the SRO considered a number of factors to assess the relative risks of the plans including the Company’s risk management structure. The SRO noted for the Committee that the process of limiting risk starts with the Board of Directors in setting the risk appetite of the Company, establishing policies, and implementing appropriate limits. The SRO shared with the Committee the Enterprise Risk Assessment summary that is periodically reviewed and evaluated by the Risk Committee of the Board of Directors noting that the key risks for Regions can be categorized as credit risk in certain segments of the market, along with market, legal, regulatory, compliance, reputational, liquidity and operational risks.

The SRO further covered with the Committee management’s role in developing the policies and practices to ensure that the Company operates within its risk appetite and to avoid unnecessary or excessive risk, and reviewed in detail the following entity-level controls:

•	The risk function is independent of business management.

•	Compensation for risk management associates is not based on achieving business unit goals.

•	All incentive plans must be approved by the appropriate level of management and routinely reviewed.

•	There is an independent verification of valuations used in incentive plan calculations.

•	Plan administrators do not participate in their own incentive plans.

•	Management discretion is allowed in the final determination of all incentive payments.

•	Deferred compensation is used as a part of the compensation program for highly compensated individuals, where appropriate.

The SRO then covered the specific compensation plan risk assessment process that was used to evaluate the risk profile for compensation plans. Through the assessment process, each incentive compensation plan was evaluated on at least six different categories including:

•	Total plan payout—recognizing that plans with higher total payouts may pose a bigger risk for Regions than plans with low total payouts.

•	Payout levels per person—recognizing that risk can be higher for plans that provide individual payout levels that are significant when compared to total compensation.

•

Uncertainty of income/residual risk—recognizing there is a higher risk profile if incentive payments are for production where the future income or revenue stream to the Company is uncertain or there is substantial residual risk from the product or activity for which we are compensating.

•

Nature of the business unit using the plan—recognizing that certain industry segments with greater volatility or that are highly complex carry greater risks than industry segments that have low levels of volatility, or are less complex.

•	Operational risk—recognizing that simple plan design and tracking mechanisms have a lower risk than plans with complex formulas and manual or difficult to validate processes.

•

Plan features and documentation—recognizing that a plan that already incorporates risk adjustment features such as thresholds, caps, clawbacks, deferral mechanisms, and discretion to reduce payouts carries less risk than those plans without these features.

Based on the analysis of these risk categories, each compensation plan was classified as having a potential for high, moderate or low impact to the Company, with the main focus of the Committee’s review being on those plans with a potential for a high impact. Those plans identified by the compensation review team were then further analyzed in concept and in practice in order to ensure that none of the plans pose unnecessary risks to Regions or have the potential to encourage the manipulation of reported earnings.

Senior Executive Officer Compensation Plans. As described in the CD&A, because of the prohibition on paying bonuses under ARRA, our senior executive officers did not participate in our Management Incentive Plan for 2010. Accordingly, the Committee did not analyze the risks associated with our Management Incentive Plan for SEOs although it did analyze the risks associated with our Management Incentive Plan as it related to eligible associates, as described below.

Our senior executive officers did not participate in our long-term incentive program for 2010 although other key associates of the Company did. The principal risk associated with long-term incentive compensation awards is that they may encourage risk-taking because the value of equity awards under the plan is directly linked to the value of Company stock. To mitigate these risks, in 2010, the Committee granted awards that included stock option awards, shares of restricted stock, and deferred cash in some circumstances. The following aspects of our long-term incentive plan operate to mitigate any substantial risks of this type of compensation:

•	Stock options are granted at fair market value on the date of grant, so that the award recipient benefits from the award only if the value of Company stock increases in the future.

•	All awards are granted with three-year vesting, so that increased stockholder value must be long-term for the recipient to maximize the potential value of the awards.

•

The size of the awards under the plan is limited in two ways. First, the terms of the Regions long-term incentive plan limits the amount of awards that may be granted to an individual award recipient each year; and second the Committee establishes the ultimate grant amount based on median grant levels of peer bank organizations.

•	Cash-based awards with a deferral period of three years are not impacted by the risk profile of the Company.

As a result of these features, and the other mitigating factors and entity controls described above, the Committee does not believe that the Company’s long-term incentive program (i) poses excessive and unnecessary risks that threaten the value of the Company, (ii) encourages short-term results rather than long-term value creation, or (iii) encourages the manipulation of reported earnings to enhance the compensation of any associate.

The Committee also considered the risks associated with salary stock units when determining to grant this new form of TARP-compliant compensation. Similar to grants under our long-term incentive program, the principal risk associated with salary stock units is that they may encourage risk-taking because the value of each grant is directly linked to the value of Company stock. This risk is mitigated by subjecting salary stock units to a minimum holding period of one year for half of the salary stock units and two years for the other half. The Committee also recognized that the number of shares delivered under the salary stock program is modified each pay period based on the then current share price. In light of these mitigating factors, the Committee believes the Company’s salary stock unit awards do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and do not encourage short-term results rather than long-term value creation or the manipulation of reported earnings.

Employee Compensation Plans. Annual incentive compensation to our key employees is generally paid under either the Management Incentive Plan (“MIP”) or one of a number of Line of Business (“LOB”) plans. Senior managers with company-wide or broad strategic responsibility participate in MIP. In addition, MIP compensates other managers or key employees who are not directly associated with revenue production including key associates in corporate functions such as risk management, finance, accounting, human resources and administration.

Key associates who are directly involved in the production of income for the Company are generally compensated under an incentive plan designed to support the strategic business plan of one of our many LOBs. LOB plans are generally structured to drive specific behaviors that directly impact revenue or productivity. Therefore, LOB plans cannot be categorized as a single plan within each LOB, but rather represent a number of individual plans that share many common design features and terms but incent very separate and distinct business activities within each unique business unit. The compensation review team reviewed over 50 plans including plans within our Business Services Division, Consumer Services Division, Trust Division, and Mortgage Division, as well as our Insurance and Investment Banking/Brokerage Services subsidiaries. LOB plans generally fall into one of three categories: commission plans, scorecard plans, and bonus plans. Commission plans generally pay revenue-producing associates based on a formulaic monthly payment tied to individual production. Associates in our mortgage, insurance and brokerage business lines represent the bulk of our commissioned-based associates. Scorecard plans can generally be described as plans which provide formulaic payments based on sales of specific products or from the accumulation of scorecard points for various business activities that are established at the beginning of the performance period and set in accordance with our strategic business plan for the year. Scorecard plans are prevalent within business units such as retail sales as well as business, private and community banking. Payments from bonus plans are discretionary awards that are funded from a pool of dollars generated by business unit revenue performance or profit and can be found within all LOBs.

The principal risk under these LOB plans is that individual payouts may be disproportionate to LOB and corporate performance. In addition to the entity level controls discussed above, risk is further mitigated in one or more of the following ways: (i) through the establishment of threshold, target and maximum performance hurdles; (ii) maximum caps on total compensation that can be paid under the plan; (iii) caps on contributions to the pool of dollars available for the payment of incentive compensation; (iv) the addition of risk or quality qualifiers for payment under the plan; (v) discretion retained by the applicable plan administrator or upper level management to reduce payouts under the plans; (vi) through audit and verification of receipt of income and/or revenue; and (vii) through the implementation of clawbacks and/or deferral of compensation.

After taking into account the analysis conducted by the SRO and compensation review team, the Committee and the SRO concluded that after the modifications made as a part of the review, none of the compensation plans of the organization subject Regions to unnecessary or excessive risk or encourage the manipulation of reported earnings to enhance the compensation of any associate.

In addition, management and the Committee acknowledged that compensation practices are important components of our approach to risk management. Therefore, we have also taken steps to further strengthen our compensation risk management framework. Additional safeguards that have been established include: (i) further formalizing the approval process for any compensation plan including documenting the methodology and process used to assure identification and transparency of any risks; (ii) requiring and standardizing across LOBs a quarterly review process to assist in monitoring and controlling any identification of risks; (iii) strengthening plan documentation requirements including the addition of stronger clawback provisions; and (iv) modifying the payment approval process to add additional back end review of risk assessment and appropriate payment modification, if necessary.

Certification. As required under ARRA, the Committee certifies that:

(1) it has reviewed with the Senior Risk Officer of Regions the senior executive officer compensation arrangements and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

(2) it has reviewed with the Senior Risk Officer of Regions the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE COMPENSATION COMMITTEE

James R. Malone—Chairman

David J. Cooper, Sr.

Don DeFosset

Eric C. Fast

Susan W. Matlock

Lee J. Styslinger III

2010 COMPENSATION

The following tables contain information about the President and Chief Executive Officer, Chief Financial Officer, the three other most highly paid executive officers at the end of 2010 as well as the former Chairman and Chief Executive Officer and the former Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year	Salary	Bonus	Stock Awards Value ($) (1)	Option Awards Value ($)	Non Equity Incentive Plan Compensation	Change in Pension Value & NQ Deferred Comp Earnings(2)	All Other Comp(3)	Total
O. B. Grayson Hall, Jr.	President and Chief	2010	$837,500	—	$2,287,500	—	—	$1,808,868	$181,928	$5,115,796
	Executive Officer	2009	$730,000	—	$1,815,986	$863,583	—	$744,228	$73,948	$4,227,745
		2008	$675,000	—	—	$699,407	$494,910	$2,023,707	$83,772	$3,976,796

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	2010	$542,667	—	$416,666	—	—	$134,925	$80,175	$1,174,433

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	2010	$1,500,000	—	$713,999	—	—	—	$3,325	$2,217,324

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	2010	$555,000	—	$630,000	—	—	$288,594	$78,284	$1,551,878

David B. Edmonds	Senior Executive Vice	2010	$537,500	—	$545,000	—	—	$400,827	$76,936	$1,560,263
	President and Chief	2009	$475,000	—	$686,201	$323,844	—	$311,893	$41,000	$1,837,938
	Administrative Officer	2008	$475,000	—	$—	$349,705	$241,110	$863,457	$102,769	$2,032,041

NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010

C. Dowd Ritter	Former Chairman and Chief	2010	$325,286	—	$830,000	—	—	$1,357,816	$396,393	$2,909,495
	Executive Officer	2009	$995,000	—	$4,716,067	$1,943,062	—	$1,963,951	$50,649	$9,668,729
		2008	$995,000	—	$499,991	$1,992,251	—	$3,047,534	$272,886	$6,807,662

Irene M. Esteves	Former Senior Executive	2010	$106,890	—	$136,666	—	—	—	$76,632	$320,188
	Vice President and Chief	2009	$575,000	$1,000,000	$393,371	$431,791	—	—	$26,289	$2,426,451
	Financial Officer	2008	$431,250	$1,000,000	$999,999	$543,123	—	—	$624,027	$3,598,399

(1)	The amount reflected in this column for Mr. Carson is the grant date fair value of a stock award grant made to him on February 24, 2010. This grant was for service and performance during 2009 under the TARP compensation standards, but under SEC rules, must be reported for calendar year 2010.

For all other NEOs, this amount reflects the annual grant of salary stock units. Salary stock units are a form of compensation allowable under TARP. Salary stock units are awarded in equal installments each pay period and are fully vested at grant, but not payable until a later date. Salary stock values included in the table are the following:

Name	Salary Stock Realized for 2010 (before tax)	Salary Stock Units (net of tax)
O. B. Grayson Hall, Jr.	$2,287,500	323,520
David J. Turner, Jr	$416,666	58,312
John B. Owen	$630,000	88,857
David B. Edmonds	$545,000	76,910
C. Dowd Ritter	$830,000	119,693
Irene M. Esteves	$136,666	20,204

The 2010 grant of salary stock is payable in two installments: the first installment of 50% was payable as of January 1, 2011 at the stock price on that date and the second installment of the balance is payable as of January 1, 2012 at the stock price on that date. For more detail regarding the stock award for Mr. Carson and salary stock unit awards for other NEOs, please see pages 36 and 38 through 41 of the Compensation Discussion and Analysis and the 2010 Grants of Plan-Based Awards Table on pages 55 through 57 of the proxy statement.

(2)	For Mr. Ritter, the actual monthly pension in retirement is $10,256 per month.
(3)	For Mr. Hall, this amount includes $118,875 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan. This amount also includes an AmSouth prior profit sharing plan payment of $2,600.

For Mr. Turner, this amount includes $54,718 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan.

For Mr. Carson, this amount includes $3,325 in Company contributions to the Morgan Keegan & Company, Inc. Revised Profit Sharing and Retirement Savings Plan.

For Mr. Owen, this amount includes $52,200 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan.

For Mr. Edmonds, this amount includes $48,600 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan.

For Mr. Ritter, this amount includes $14,700 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan. This amount also includes an AmSouth prior profit sharing plan payment of $2,237 and consulting fees of $356,250 payable under the consulting agreement entered into upon his retirement.

For Ms. Esteves, this amount includes $65,751 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan.

TOTAL 2010 GRANTS

The following table details all equity-based and non-equity plan-based awards granted to each of the Named Executive Officers in the Summary Compensation Table in 2010.

Equity grants issued during 2010 were issued under two long-term incentive compensation plans, the Regions Financial Corporation 2006 Long-Term Incentive Plan (“Regions 2006 LTIP”) and the Regions Financial Corporation 2010 Long Term Incentive Plan (“Regions 2010 LTIP”). The Regions 2006 LTIP was approved by stockholders at the 2006 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the Regions 2006 LTIP, 20 million shares and share equivalents of our common stock were authorized for issuance. Awards under the Regions 2006 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the Regions 2006 LTIP to exclude certain merger-of-equals transactions). The Regions 2010 LTIP was approved by stockholders at the 2010 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the Regions 2010 LTIP, 100 million shares and share equivalents of our common stock were authorized for issuance. Awards under the Regions 2010 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the Regions 2010 LTIP to exclude certain merger-of-equals transactions). Upon adoption of the Regions 2010 LTIP, no further grants will be made from any prior plans.

2010 GRANTS OF PLAN-BASED AWARDS

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	1/15/2010							10,655.29			$75,000
		1/29/2010							11,639.81			$75,000
		2/12/2010							11,639.76			$75,000
		2/26/2010							10,950.00			$75,000
		3/15/2010							10,223.03			$75,000
		3/31/2010							9,415.61			$75,000
		4/15/2010							11,794.04			$102,083
		4/30/2010							11,380.44			$102,083
		5/14/2010							12,179.56			$102,083
		5/28/2010							13,185.21			$102,083
		6/15/2010							13,706.15			$102,083
		6/30/2010							15,289.23			$102,083
		7/15/2010							14,330.93			$102,083
		7/30/2010							13,724.85			$102,083
		8/13/2010							14,070.37			$102,083
		8/31/2010							15,645.90			$102,083

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		9/15/2010							14,392.44			$102,083
		9/30/2010							13,838.12			$102,083
		10/15/2010							14,249.73			$102,083
		10/29/2010							15,968.75			$102,083
		11/15/2010							16,226.31			$102,083
		11/30/2010							18,699.47			$102,083
		12/15/2010							15,943.44			$102,083
		12/31/2010							14,371.88			$102,083

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	3/15/2010							2,839.73			$20,833
		3/31/2010							2,615.45			$20,833
		4/15/2010							2,406.95			$20,833
		4/30/2010							2,322.54			$20,833
		5/14/2010							2,485.62			$20,833
		5/28/2010							2,690.86			$20,833
		6/15/2010							2,797.17			$20,833
		6/30/2010							3,120.25			$20,833
		7/15/2010							2,924.68			$20,833
		7/30/2010							2,800.99			$20,833
		8/13/2010							2,871.50			$20,833
		8/31/2010							3,193.04			$20,833
		9/15/2010							2,937.23			$20,833
		9/30/2010							2,824.11			$20,833
		10/15/2010							2,908.11			$20,833
		10/29/2010							3,258.93			$20,833
		11/15/2010							3,311.49			$20,833
		11/30/2010							3,816.22			$20,833
		12/15/2010							3,253.76			$20,833
		12/31/2010							2,933.04			$20,833

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	2/24/2010							107,530.00			$713,999

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	1/15/2010							3,718.08			$26,250
		1/29/2010							3,817.62			$26,250
		2/12/2010							4,016.03			$26,250
		2/26/2010							3,832.50			$26,250
		3/15/2010							3,578.06			$26,250
		3/31/2010							3,295.46			$26,250
		4/15/2010							3,032.75			$26,250
		4/30/2010							2,926.40			$26,250
		5/14/2010							3,131.89			$26,250
		5/28/2010							3,390.48			$26,250
		6/15/2010							3,524.44			$26,250
		6/30/2010							3,931.52			$26,250
		7/15/2010							3,685.10			$26,250
		7/30/2010							3,529.25			$26,250
		8/13/2010							3,618.09			$26,250
		8/31/2010							4,023.23			$26,250
		9/15/2010							3,700.91			$26,250

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		9/30/2010							3,558.37			$26,250
		10/15/2010							3,664.22			$26,250
		10/29/2010							4,106.25			$26,250
		11/15/2010							4,172.48			$26,250
		11/30/2010							4,808.43			$26,250
		12/15/2010							4,099.74			$26,250
		12/31/2010							3,695.63			$26,250
David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	1/15/2010							3,068.89			$21,667
		1/29/2010							3,151.05			$21,667
		2/12/2010							3,383.97			$21,667
		2/26/2010							3,163.33			$21,667
		3/15/2010							3,123.70			$22,917
		3/31/2010							2,876.99			$22,917
		4/15/2010							2,647.64			$22,917
		4/30/2010							2,554.79			$22,917
		5/14/2010							2,734.19			$22,917
		5/28/2010							2,959.94			$22,917
		6/15/2010							3,076.89			$22,917
		6/30/2010							3,432.28			$22,917
		7/15/2010							3,217.15			$22,917
		7/30/2010							3,081.09			$22,917
		8/13/2010							3,158.65			$22,917
		8/31/2010							3,512.34			$22,917
		9/15/2010							3,230.96			$22,917
		9/30/2010							3,106.52			$22,917
		10/15/2010							3,198.92			$22,917
		10/29/2010							3,584.82			$22,917
		11/15/2010							3,642.64			$22,917
		11/30/2010							4,197.84			$22,917
		12/15/2010							3,579.14			$22,917
		12/31/2010							3,226.34			$22,917

NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010
C. Dowd Ritter	Former Chairman and Chief Executive Officer	1/15/2010							20,329.91			$138,333
		1/29/2010							21,474.75			$138,333
		2/12/2010							21,468.90			$138,333
		2/26/2010							20,196.67			$138,333
		3/15/2010							18,855.81			$138,333
		3/31/2010							17,366.56			$138,333
Irene M. Esteves	Former Senior Executive Vice President and Chief Financial Officer	1/15/2010							4,839.40			$34,167
		1/29/2010							5,073.60			$34,167
		2/12/2010							5,302.56			$34,167
		2/26/2010							4,988.33			$34,167

(1)	The grant of salary stock units are included in this column. Salary stock units are a form of compensation allowable under TARP. Salary stock units were awarded to be made in equal installments at each of 24 pay periods (net of Social Security and Medicare tax) throughout 2010 and are fully vested at grant, but not payable until a later date. The 2010 grants of salary stock are payable in two installments: the first installment of 50% was payable as of January 1, 2011 at the stock price on that date and the second installment of the balance is payable as of January 1, 2012 at the stock price on that date.

Mr. Carson’s award represents a TARP compliant restricted stock grant. This award was for service and performance during 2009 under the TARP compensation standards, but under SEC rules, is reported for calendar year 2010.

YEAR-END HOLDINGS

The following table sets forth outstanding equity-based awards held by each of the Named Executive Officers in the Summary Compensation Table as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

			Option Awards (1)					Stock Awards (2)
Executive Name	Executive Title	Grant Date	Number of Unexercised Options at FYE Exercisable (#)	Number of Unexercised Options at FYE Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Stock Units Unvested (#)	Market Value of Shares/ Stock Units Unvested ($)	Equity Incentive Plan Awards: # of Unearned Shares / Units / Other Rights Unvested (#)	Equity Incentive Plan Awards: Market/ Payout Value of Unearned Shares / Units / Other Rights Unvested ($)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	02/01/2001	4,685			$21.34	02/01/2011
		02/01/2001	63,094			$21.34	02/01/2011
		01/29/2002	2,623			$25.41	01/29/2012
		01/29/2002	83,496			$25.41	01/29/2012
		02/10/2003	3,891			$25.70	02/10/2013
		02/10/2003	76,487			$25.70	02/10/2013
		02/04/2004	67,376			$30.55	02/04/2014
		02/04/2004	3,273			$30.55	02/04/2014
		02/08/2005	3,123			$32.02	02/08/2015
		02/08/2005	111,942			$32.02	02/08/2015
		04/03/2006	2,902			$34.46	04/03/2016
		04/03/2006	81,064			$34.46	04/03/2016
		04/24/2007	2,851			$35.07	04/23/2017
		04/24/2007	82,864			$35.07	04/23/2017
		10/19/2007						150,127	$1,050,889
		2/28/2008	3,038	1,519		$21.94	2/27/2018
		2/28/2008	184,975	92,487		$21.94	2/27/2018
		2/24/2009	10,132	20,263		$3.29	2/23/2019	288,184	$2,017,288
		2/24/2009	151,588	303,176		$3.29	2/23/2019

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	5/2/2005	3,011			$33.21	5/2/2015
		5/2/2005	24,579			$33.21	5/2/2015
		4/3/2006	2,902			$34.46	4/3/2016
		4/3/2006	30,908			$34.46	4/3/2016
		4/24/2007	2,851			$35.07	4/23/2017
		4/24/2007	17,149			$35.07	4/23/2017
		10/19/2007						12,199	$85,393
		2/28/2008	3,038	1,519		$21.94	2/27/2018
		2/28/2008	36,843	18,422		$21.94	2/27/2018

			Option Awards (1)					Stock Awards (2)
Executive Name	Executive Title	Grant Date	Number of Unexercised Options at FYE Exercisable (#)	Number of Unexercised Options at FYE Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Stock Units Unvested (#)	Market Value of Shares/ Stock Units Unvested ($)	Equity Incentive Plan Awards: # of Unearned Shares / Units / Other Rights Unvested (#)	Equity Incentive Plan Awards: Market/ Payout Value of Unearned Shares / Units / Other Rights Unvested ($)
John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	3/8/2002	21,072			$27.62	3/8/2012
		3/8/2002	3,620			$27.62	3/8/2012
		3/17/2004	1,852			$29.57	3/17/2011
		3/17/2004	617			$29.57	3/17/2011
		4/21/2004	21,791			$28.17	4/21/2011
		4/21/2004	2,901			$28.17	4/21/2011
		10/15/2004	20,000			$33.82	10/15/2011
		3/1/2005	2,469			$32.60	3/1/2012
		12/20/2005	22,115			$34.66	12/20/2012
		12/20/2005	2,885			$34.66	12/20/2012
		4/3/2006	1,333			$35.38	4/3/2013
		4/3/2006	667			$35.38	4/3/2013
		4/2/2007	2,000			$34.92	4/3/2014
		4/24/2007	14,286			$35.14	4/23/2017
		2/28/2008	41,781	20,890		$21.94	2/27/2018	51,846	$362,922
		2/28/2008						20,119	$140,833
		4/1/2008	1,333	667		$21.45	3/31/2018
		2/24/2009		88,946		$3.29	2/23/2019	79,251	$554,757
		2/24/2010						107,530	$752,710

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	10/1/2007						18,000	$126,000
		2/28/2008	3,038	1,519		$21.94	2/27/2018
		2/28/2008	82,423	41,211		$21.94	2/27/2018
		2/24/2009	10,132	20,263		$3.29	2/23/2019	108,069	$756,483
		2/24/2009	50,514	101,026		$3.29	2/23/2019

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	2/1/2001	39,172			$21.34	2/1/2011
		1/29/2002	61,966			$25.41	1/29/2012
		2/10/2003	56,393			$25.70	2/10/2013
		2/4/2004	57,329			$30.55	2/4/2014
		2/4/2004	3,273			$30.55	2/4/2014
		2/8/2005	3,123			$32.02	2/8/2015

			Option Awards (1)					Stock Awards (2)
Executive Name	Executive Title	Grant Date	Number of Unexercised Options at FYE Exercisable (#)	Number of Unexercised Options at FYE Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Stock Units Unvested (#)	Market Value of Shares/ Stock Units Unvested ($)	Equity Incentive Plan Awards: # of Unearned Shares / Units / Other Rights Unvested (#)	Equity Incentive Plan Awards: Market/ Payout Value of Unearned Shares / Units / Other Rights Unvested ($)
		2/8/2005	52,057			$32.02	2/8/2015
		4/3/2006	44,942			$34.46	4/3/2016
		4/3/2006	2,902			$34.46	4/3/2016
		4/24/2007	2,851			$35.07	4/23/2017
		4/24/2007	40,007			$35.07	4/23/2017
		10/19/2007						82,085	$574,595
		2/28/2008	3,038	1,519		$21.94	2/27/2018
		2/28/2008	90,969	45,484		$21.94	2/27/2018
		2/24/2009	10,132	20,263		$3.29	2/23/2019	108,069	$756,483
		2/24/2009	50,514	101,026		$3.29	2/23/2019

NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010

C. Dowd Ritter	Former Chairman and Chief Executive Officer	02/01/2001	493,690			$21.34	02/01/2011
		01/29/2002	511,700			$25.41	01/29/2012
		02/10/2003	476,144			$25.70	02/10/2013
		02/04/2004	461,132			$30.55	02/04/2014
		02/04/2004	3,273			$30.55	02/04/2014
		02/08/2005	3,123			$32.02	02/08/2015
		02/08/2005	420,137			$32.02	02/08/2015
		04/03/2006	2,902			$34.46	04/03/2016
		04/03/2006	293,173			$34.46	04/03/2016
		04/24/2007	2,851			$35.07	04/23/2017
		04/24/2007	254,292			$35.07	04/23/2017
		2/28/2008	4,557			$21.94	2/27/2018
		2/28/2008	798,770			$21.94	2/27/2018
		2/24/2009	26,830			$3.29	2/23/2019	490,267	$3,431,869
		2/24/2009	936,733			$3.29	2/23/2019

Irene M. Esteves (3)	Former Senior Executive Vice President and Chief Financial Officer	—	—	—	—	—	—	—	—

(1)	Stock options are granted to vest in equal annual installments on each of the first three anniversaries of the date of grant.

(2)	The restrictions on restricted stock are generally scheduled to lapse in one lump sum on the third anniversary of the date of grant. However, the October 2007 grant of restricted stock units to Mr. Hall, Mr. Turner and Mr. Edmonds and the February 2008 grant of 20,119 restricted stock units to Mr. Carson lapse in one lump sum on the fifth anniversary of the date of grant.

(3)	As of December 31, 2010, all outstanding equity awards for Ms. Esteves had either been exercised or forfeited due to her termination of employment.

OPTION EXERCISES AND STOCK VESTED DURING 2010

The following table sets forth the amounts realized by each of the Named Executive Officers named in the Summary Compensation Table in 2010 as a result of the exercise of options and vesting of stock awards in 2010.

2010 OPTION EXERCISES AND STOCK VESTED

Executive Name	Executive Title	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

O. B. Grayson Hall, Jr.	President and Chief Executive Officer	—	—	334,235	$2,383,399

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	—	—	60,812	$439,041

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	44,473	$328,415	4,768	$35,536

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	—	—	106,857	$759,240

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	—	—	82,268	$592,954

NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010

C. Dowd Ritter	Former Chairman and Chief Executive Officer	—	—	174,625	$1,261,216

Irene M. Esteves	Former Senior Executive Vice President and Chief Financial Officer	24,589	$175,074	20,204	$136,666

(1)	These amounts include two items: salary stock units awarded throughout 2010, and shares vested in association with the release of restricted stock and are detailed in the following schedule:

Name	Vested Salary Stock Units (net of Social Security & Medicare tax)	Salary Stock Realized for 2010 (before Social Security & Medicare tax)	Vested Shares of Restricted Stock Released	Value of Shares of Restricted Stock Released
O. B. Grayson Hall, Jr.	323,520	$2,287,500	10,715	$95,899
David J. Turner, Jr.	58,312	$416,666	2,500	$22,375
John C. Carson, Jr.	NA	NA	4,768	$35,536
John B. Owen	88,857	$630,000	18,000	$129,240
David B. Edmonds	76,910	$545,000	5,358	$47,954
C. Dowd Ritter	119,693	$830,000	54,932	$431,216
Irene M. Esteves	20,204	$136,666	NA	NA

Salary stock units are vested at award and are subject to tax withholding. Salary stock units are subject to transfer restrictions until the time of payout in two installments, the first installment being 50% payable as of January 1, 2011, at the stock price on that date and the second installment of the balance payable as of January 1, 2012, at the stock price on that date.

The amounts reflected in this table are also reflected in the stock awards column of the Summary Compensation Table.

PENSION BENEFITS

Regions Qualified and Nonqualified Plans. All benefits earned under the Regions Financial Corporation Retirement Plan (the “Regions Retirement Plan”), a non-contributory qualified defined benefit plan, are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last 10 years worked.

The Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (the “Regions SERP”) provides benefits that would otherwise be denied participants under the qualified Regions Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the Regions SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last 10 years worked. The amount of the regular Regions SERP benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the Regions Retirement Plan formula. Participants vest in the Regions SERP benefit after five years of service or attainment of age 55. The regular Regions SERP benefit is available to all eligible SERP participants.

The targeted Regions SERP retirement benefit is available only to a select group of senior officers. This targeted Regions SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted Regions SERP benefits are offset by the qualified plan benefit and the Social Security benefit. Participants vest in this benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control (although the change-in-control feature of this plan is currently precluded due to our participation in TARP). If a participant who participates in both the regular SERP benefit and the targeted SERP benefit retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. The following 2010 Pension Benefits table reflects the actuarial present value benefit from the Regions Retirement Plan and Regions SERP.

2010 PENSION BENEFITS

Executive Name	Executive Title	Plan Name	Number of Years Credited Service (#) (1)	Pension Benefits
				Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	Regions Financial Corporation Retirement Plan	29	837,405	—
		Regions Financial Corporation Post 2006 SERP	29	8,368,791	—

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Regions Financial Corporation Retirement Plan	5	100,976	—
		Regions Financial Corporation Post 2006 SERP	5	237,746	—

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	NA	NA	NA	NA
		NA	NA	NA	NA

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	Regions Financial Corporation Retirement Plan	NA	NA	NA
		Regions Financial Corporation Post 2006 SERP	3	567,205	—

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	Regions Financial Corporation Retirement Plan	15	521,888	—
		Regions Financial Corporation Post 2006 SERP	15	3,574,134	—
NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010
C. Dowd Ritter	Former Chairman and Chief Executive Officer	Regions Financial Corporation Retirement Plan	30	1,549,922	92,304
		Regions Financial Corporation Post 2006 SERP	—	—	30,107,213

Irene M. Esteves	Former Senior Executive Vice President and Chief Financial Officer	Regions Financial Corporation Retirement Plan	NA	NA	NA
		Regions Financial Corporation Post 2006 SERP	1	—	—

(1)	For Mr. Hall, Mr. Turner, Mr. Edmonds and Mr. Ritter, the Regions Retirement Plan (a tax-qualified pension plan) capped the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The Regions SERP (a nonqualified plan) caps participant service at 35 years.

(2)	The present value of the accumulated qualified plan benefits reflects the present value as of December 31, 2010, and was determined using a 5.45% discount rate and the separate static annuitant/nonannuitant mortality tables for males and females issued by the IRS for 2011 funding purposes. The present value of the accumulated SERP benefits reflects the present value as of December 31, 2010, and was determined using a 5.00% discount rate and the 2011 PPA lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. The payment age of 62 (life only) was assumed for the Regions Retirement Plan and the payment age was assumed to be age 60 for the Regions SERP.

(3)	As a result of Mr. Ritter’s retirement in April 2010, and under the terms of the Regions SERP, he received a lump sum payment of $30,107,213 on October 1, 2010. This amount includes the lump sum SERP payment of $29,987,264 and an interest payment of $119,949. Mr. Ritter received interest at the rate of .80% on this benefit because it could not be released for six months under Section 409(a) of the Code.

NONQUALIFIED DEFERRED COMPENSATION

Regions maintains two nonqualified deferred compensation plans for officers who are eligible participants: the Regions Financial Corporation Supplemental 401(k) Plan and the Morgan Keegan & Company, Inc. Restricted Cash Plan.

Regions Financial Corporation Supplemental 401(k) Plan. Regions sponsors an excess contribution plan for executives and other 401(k) plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan. Under this plan, participants may continue to make contributions on a nonqualified basis. Regions makes contributions to this plan up to 6% of base and incentive compensation provided the executive has elected a deferral rate on his or her compensation of at least 6% for the year. All of the NEOs, with the exception of Mr. Carson, participated in the Regions Supplemental 401(k) Plan during 2010.

Morgan Keegan & Company, Inc. Restricted Cash Plan. This restricted cash plan is limited to associates whose annual compensation exceeds $245,000 to receive 5% of their cash compensation as restricted cash. This restricted cash vests five years from the date of the award as long as the associate is actively employed at the time of vesting. Mr. Carson qualifies as a participant, however he was ineligible to receive a restricted cash award for 2010 due to limitations of the TARP Compensation Standards.

Regions Financial Corporation Salary Stock Unit Award Program. Salary stock is a form of compensation allowable under TARP. Regions entered into Salary Stock Unit Award Agreements in the form of restricted stock units payable in cash with most of the NEOs for 2010. Since the salary stock unit award is vested at grant, but not payable until a later date, this program is a form of deferred compensation. NEOs who participate in this program do not make any elections with regard to degree of participation nor time or manner of distribution. Salary stock units are fully vested at grant and are not subject to forfeiture and the payment date may not be accelerated. Salary stock units awarded throughout 2010 will be payable in two installments with the first installment of 50% payable as of January 1, 2011, at the stock price on that date and the second installment of the balance payable as of January 1, 2012, at the stock price on that date.

The following table sets forth the executive contributions, Regions’ contributions and the aggregate earnings, withdrawals and balances during 2010 under the nonqualified deferred compensation plans maintained by Regions.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

Executive Name	Executive Title		Non-Qualified Deferred Compensation
			Executive Contributions at December 31, 2010 ($) (1 a & b)	Company Contributions at December 31, 2010 ($) (2 a & b)	Aggregate Earnings at December 31, 2010 ($) (3 a & b)	Aggregate Withdrawals / Distributions ($) (4 a & b)	Aggregate Balance at December 31, 2010 ($) (5 a & b)
O. B. Grayson Hall, Jr.	President and Chief Executive Officer	Supplemental 401(k) (a)	35,583	104,175	18,032	—	1,202,724
		Salary Stock (b)	—	2,264,640	26,395	432,413	2,747,191

							Total: 3,949,915

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer	Supplemental 401(k) (a)	25,718	40,018	21,235	—	150,544
		Salary Stock (b)	—	408,184	(1,201)	—	409,415

							Total: 559,959

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan	Morgan Keegan Deferred Compensation (6)	—	—	—	—	—
		Morgan Keegan Restrictred Cash (6)	—	—	6,827	83,565	544,789

							Total: 544,789

John B. Owen	Senior Executive Vice President and Consumer Services Group Head	Supplemental 401(k )(a)	16,800	37,500	18,782	—	163,688
		Salary Stock (b)	—	621,999	8,323	147,931	786,664

							Total: 950,352

David B. Edmonds	Senior Executive Vice President and Chief Administrative Officer	Supplemental 401(k )(a)	10,250	33,900	74,431	—	411,548
		Salary Stock (b)	—	538,370	7,086	147,931	702,736

							Total: 1,114,284
NOT AN EXECUTIVE OFFICER AT DECEMBER 31, 2010

C. Dowd Ritter	Former Chairman and Chief Executive Officer	Supplemental 401(k) (a)	—	225	166,874	658,969	—
		Salary Stock (b)	—	837,851	37,281	944,481	1,880,094

							Total: 1,880,094

Irene M. Esteves	Former Senior Executive Vice President and Chief Financial Officer	Supplemental 401(k) (a)	61,438	51,083	12,214	141,521	—
		Salary Stock (b)	—	141,428	11,125	—	142,221

							Total: 142,221

(1)	(a) Amounts in this column represent amounts deferred from the applicable NEOs base salary and annual bonus (if applicable) and that are reported in the “Salary” and “Bonus” (if applicable) columns of the Summary Compensation Table.

(b) Executives do not make salary stock contributions.

(2)	(a) Amounts in this column include company contributions under the Regions Financial Corporation Supplemental 401(k) Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(b)	Also included in this column and also reflected in the “Stock Awards” column of the Summary Compensation Table (on a before Social Security & Medicare tax basis) are amounts associated with the salary stock units (after Social Security & Medicare tax) awarded throughout 2010, as follows:

Name	Value of Salary Stock Deferred (after Social Security & Medicare tax)
O. B. Grayson Hall, Jr.	$2,264,640
David J. Turner, Jr.	$408,184
John B. Owen	$621,999
David B. Edmonds	$538,370
C. Dowd Ritter	$837,851
Irene M. Esteves	$141,428

(3)	(a) Amounts in this column include earnings/losses from the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) the change in value of Regions Financial Corporation Salary Stock Unit Awards from the awards granted throughout 2010 to December 31, 2010, and includes dividend earnings.

(4)	(a) As of his retirement on April 1, 2010, the aggregate balance for Mr. Ritter became payable. Mr. Ritter received a lump sum distribution of $658,969 from the Regions Financial Corporation Supplemental 401(k) Plan. As of her separation on February 28, 2010, the aggregate balance for Ms. Esteves became payable. Ms. Esteves received a lump distribution from the Regions Financial Supplemental 401(k) Plan of $141,521 on March 31, 2010.

(b) Amounts in this column represent the first installment distribution of 50% of the balance as of June 30, 2010 of the 2009 salary stock grant that became payable as of July 1, 2010.

(5)	(a) The December 31, 2010 balances do not include true-up Company contributions that were made in early 2011 based on executive deferral elections from 2010 pay. These contributions are included, however, in the column “Company Contributions at December 31, 2010”. The aggregate balance at December 31, 2010 includes the balance in the Regions Financial Corporation Supplemental 401(k) Plan, and

(b) the value of 100% of the salary stock units granted throughout 2010 and the remaining balance of the salary stock units granted in 2009 at December 31, 2010.

(6)	Mr. Carson is not a participant in the Morgan Keegan & Company, Inc. Deferred Compensation Plan and therefore there are no executive or company contributions to report as well as no earnings, withdrawals/distributions nor a balance to report. Mr. Carson has participated in the Morgan Keegan & Company, Inc. Restricted Cash Plan and the distribution amount of $83,565 in March 2010 was from a grant made five years prior.

POTENTIAL PAYMENTS BY REGIONS UPON TERMINATION OR CHANGE-IN-CONTROL

Regions maintains a variety of agreements, plans and programs under which our Named Executive Officers would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions. However, because of Regions’ participation in TARP, we are currently prohibited from making payments under these agreements, plans and programs to our Named Executive Officers.

Change-in-Control Agreements. Mr. Hall, Mr. Turner, Mr. Carson, Mr. Owen and Mr. Edmonds each hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if during the two-year period following a change-in-control, Regions terminates employment without “cause” or the agreement holder terminates employment with “good reason”. However, because of Regions’ participation in TARP, we are currently prohibited from making payments under these agreements, plan and programs to our Named Executive Officers. The following table reflects this prohibition.

Equity Based Award Plans. Under the terms of our Long Term Incentive Compensation Plans equity-based awards generally vest at retirement, death, disability or a change-in-control; however, Regions’ TARP participation prohibits accelerated vesting at change-in-control. The following table reflects this prohibition.

Pension and Deferred Compensation Plans. As described above in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the NEOs, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each NEO would be entitled to receive the amounts set forth above under the “Aggregate Balance at December 31, 2010” column of the Nonqualified Deferred Compensation for 2010 table on page 65 of this proxy statement.

In addition, Mr. Edmonds was retirement eligible as of December 31, 2010. In the event Mr. Edmonds had elected to retire as of this date, he would have been entitled to an annual benefit of $355,788.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life, and disability benefit programs for its associates, in which NEOs also participate, such as short- and long-term disability coverage and group term life insurance coverage.

The following table quantifies certain amounts, such as restricted stock, that would be payable to NEOs and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2010 termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Name	Executive Title	Voluntary	Involuntary Without Cause	Early Retirement	For Cause	Involuntary for Good Reason Following a CIC	Death	Disability
O. B. Grayson Hall, Jr.	President and Chief Executive Officer
Compensation:	Long Term Incentive Plan
	Restricted Stock (2)	—	—	NA	—	—	$1,050,889	$1,050,889
	Stock Options (2)	—	—	NA	—	—	$295,990	$295,990
Perquisites:	Financial Planning	—	—	NA	—	—	$26,000	$26,000

	TOTAL:	—	—	NA	—	—	$1,372,879	$1,372,879

David J. Turner, Jr.	Senior Executive Vice President and Chief Financial Officer
Compensation:	Long Term Incentive Plan
	Restricted Stock (2)	—	—	NA	—	—	$85,393	$85,393
	Restricted Cash (3)						$204,883	$204,883
	Stock Options (2)	—	—	NA	—	—	—	—
Perquisites:	Financial Planning	—	—	NA	—	—	$26,000	$26,000

	TOTAL:	—	—	NA	—	—	$316,276	$316,276

John C. Carson, Jr.	Executive Managing Director and Chief Executive Officer of Morgan Keegan
Compensation:	Long Term Incentive Plan
	Restricted Stock (2)	—	—	NA	—	—	$503,755	$503,755
	Stock Options (2)	—	—	NA	—	—	$81,397	$81,397
Perquisites:	Financial Planning	—	—	NA	—	—	$26,000	$26,000

	TOTAL:	—	—	NA	—	—	$611,152	$611,152

John B. Owen	Senior Executive Vice President and Consumer Services Group Head
Compensation:	Long Term Incentive Plan
	Restricted Stock (2)	—	—	NA	—	—	$126,000	$126,000
	Stock Options (2)	—	—	NA	—	—	$674,979	$674,979
Perquisites:	Financial Planning	—	—	NA	—	—	$26,000	$26,000

	TOTAL:	—	—	NA	—	—	$826,979	$826,979

David B. Edmonds (1)	Senior Executive Vice President and Chief Administrative Officer
Compensation:	Long Term Incentive Plan
	Restricted Stock (2)	—	—	—	—	—	$574,595	$574,595
	Stock Options (2)	$620,466	$620,466	$620,466	—	—	$620,466	$620,466
Perquisites:	Financial Planning	$26,000	$26,000	$26,000	—	—	$26,000	$26,000

	TOTAL:	$646,466	$646,466	$646,466	—	—	$1,221,061	$1,221,061

(1)	Mr. Edmonds is eligible for early retirement under the Regions Financial Corporation Retirement Plan. For purposes of the “Voluntary Termination” column above, because he was eligible for early retirement on December 31, 2010, he was assumed to have taken early retirement and therefore is entitled to receive the financial planning benefits, as are shown in the “Early Retirement” column.

(2)	Based on a fair market value of Regions common stock of $7.00 per share on December 31, 2010.

(3)	Mr. Turner’s 2009 long term incentive grant is a grant of restricted cash and is reflective of his balance in that account as of December 31, 2010.

DIRECTOR COMPENSATION

Fees. Directors who are employees of Regions or its subsidiaries do not receive a fee for their service as Directors. Directors who are not employees of Regions or its subsidiaries receive fees in accordance with the following schedule:

Component of Pay	All Directors	Additional fees for Committee Chairpersons	Additional fees for Non-Executive Chairman of the Board
Annual Cash Retainer (paid quarterly)	$50,000
Annual Stock Award (annual grant)	$60,000
Meeting Fee (paid for each Committee or Board meeting attended by Director)	$1,500 per meeting
Annual Retainer for Committee Chairpersons (paid quarterly)		$20,000 - Audit and Compensation Committees $10,000 - All other Committees
Annual Retainer for Nonexecutive Chairman of the Board of Directors (paid quarterly)			$100,000

Directors’ Deferred Stock Investment Plan. Non-employee Directors of Regions may participate in Regions’ Directors’ Deferred Stock Investment Plan, under which a Director may elect to defer receipt of some or all of the participant’s cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board.

The following table contains information about the fees and other compensation paid to the non-employee members of the Regions Board in 2010.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Samuel W. Bartholomew, Jr.	80,000	59,995	—	139,995
George W. Bryan	96,500	59,995	—	156,495
Carolyn H. Byrd	79,000	59,995		138,995
David J. Cooper, Sr.	102,500	59,995	—	162,495
Earnest W. Deavenport, Jr.	223,000	59,995	—	282,995
Don DeFosset	104,000	59,995	—	163,995
Eric C. Fast	63,000	57,156		120,156
James R. Malone	126,000	59,995	—	185,995
Susan W. Matlock	87,500	59,995	—	147,495
John E. Maupin, Jr.	112,500	59,995	—	172,495
Charles D. McCrary	110,000	59,995	—	169,995
Claude B. Nielsen	50,000	—	—	50,000
John R. Roberts	118,000	59,995	—	177,995
Lee J. Styslinger III	104,000	59,995	—	163,995

(1)	The amounts presented in this column represent the grant date fair values of the 2010 restricted stock award made to all non-employee Directors in service on May 19, 2010. The grant date fair value of the restricted stock granted May 19, 2010 was $7.82 per share, for a total grant date fair value of $59,995. Eric C. Fast was appointed to Regions’ Board on May 25, 2010 and received the restricted stock award on May 25, 2010. The grant date fair value of the restricted stock granted May 25, 2010 was $7.45 per share, for a total grant date fair value of $57,156. The shares awarded to all Directors are scheduled to vest in one lump sum three years following the date of the grant. The following table sets forth those non-employee Directors who served during 2010 and who had stock options or restricted stock outstanding as of December 31, 2010, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
Samuel W. Bartholomew, Jr.	84,285	20,120
George W. Bryan	36,400	20,120
Carolyn H. Byrd	—	7,672
David J. Cooper, Sr.	21,177	20,120
Earnest W. Deavenport, Jr.	56,183	20,120
Don DeFosset	21,177	20,120
Eric C. Fast	—	7,672
James R. Malone	56,183	20,120
Susan W. Matlock	14,000	20,120
John E. Maupin, Jr.	14,000	20,120
Charles D. McCrary	50,043	20,120
Claude B. Nielsen	56,183	—
John R. Roberts	66,400	20,120
Lee J. Styslinger III	14,000	20,120

PROPOSAL 2—NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

Congress enacted the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the American Recovery and Reinvestment Act of 2009 (the “ARRA”) in response to the recent economic downturn. The EESA and ARRA, as implemented by various regulations, impose a number of requirements on financial institutions, such as Regions, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements set forth under EESA is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate nonbinding “say on pay” stockholder vote to approve the compensation of executives.

In January 2011, the SEC adopted amendments to the Securities Exchange Act of 1934 that require companies to conduct a shareholder advisory vote on executive compensation and a separate shareholder vote to determine how often the company will conduct such shareholder advisory vote. Under the amendments, companies that still have outstanding obligations under TARP and therefore must already hold an annual “say on pay” vote, are not required to conduct a “say on pay” frequency vote until they are no longer subject to EESA as a TARP recipient.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the “Company”) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “2010 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent Directors, in consultation with McLagan, a leading human resources consulting firm, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL 3—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent registered public accounting firm for the 2011 fiscal year. The Board recommends that the stockholders ratify the selection of Ernst & Young LLP. Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by the required vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2012.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young LLP for services other than audit services is compatible with Ernst & Young LLP’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2010, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions during 2010 and 2009 are set forth in the following table:

	2010	2009
Audit fees (1)	$5,108,000	$4,680,000
Audit related fees (2)	1,394,750	1,452,900
Tax fees (3)	525,150	1,398,000
All other fees (4)	350,000	65,000

Total fees	$7,377,900	$7,595,900

(1)	Audit fees included fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, equity offerings, SEC regulatory filings and statutory audits of certain of Regions’ subsidiaries.

(2)	Audit related fees primarily included accounting consultation, assistance with accounting transactions, SAS 70 internal control reports and audits of employee benefit plans and nonregistered funds.

(3)	Tax fees included tax compliance services and tax advice and planning assistance.

(4)	All other fees included advisory services for regulatory reporting purposes. No financial information systems implementation and design services were rendered by Ernst & Young LLP during 2010 or 2009.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit or non-audit services. The Audit Committee has delegated to its chairperson the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

Board of Directors Recommendation

The Board unanimously recommends you vote “FOR” this Proposal 3. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL 4—STOCKHOLDER PROPOSAL

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, which as of November 16, 2010, the date of its proposal, was the holder of 4,224,820 shares of Regions common stock, has informed Regions that it intends to present the following proposal and supporting statement at the 2011 annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Regions, are set forth below. To ensure that readers can easily distinguish between material provided by the proponent and material provided by Regions, we have put a box around material provided by the proponent.

Resolved, that the shareholders of Regions Financial Corporation hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website.

Stockholder Supporting Statement

As long-term shareholders of Regions Financial Corporation, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Regions Financial does not disclose its political contributions or the payments it makes to trade associations and other tax-exempt groups that are used for political purposes, and has not enacted board oversight over its political spending.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. Accordingly, the proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. Several of the Company’s competitors, including American Express, Capital One, Prudential Financial and US Bancorp disclose their direct political spending as well as payments to trade associations and other tax exempt organizations used for political purposes.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

Why the Board of Directors Unanimously Recommends that Stockholders Vote Against the Proposal

The Board of Directors believes that the adoption and implementation of this proposal would cause Regions to expend unnecessary resources and would not provide any additional benefit to stockholders. The Regions Code of Business Conduct and Ethics (the “Policy”) explicitly prohibits the contribution of corporate funds to support candidates, political parties, or ballot initiatives. This Policy is available for public review at www.regions.com. In addition, Regions does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code.

Regions provides an opportunity for its employees to participate in the political process by joining Regions’ voluntary employee political action committee (“PAC”), which allows employees to pool their financial resources to support federal and state candidates who support effective legislation important to Regions and its stockholders. The political contributions made by the PAC are funded entirely by the voluntary contributions of our employees. Any Regions employee who contributes to the PAC may request a PAC contribution for a candidate or a committee. Information about employees’ contributions through the PAC to political candidates, political parties or committees and other political organizations is publicly available, with certain information disclosed online with the Federal Election Commission. In addition, Regions is required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions, including laws regarding the disclosure of certain lobbying activities which disclosures are also available for public review.

The Board of Directors believes this proposal is duplicative and unnecessary given Regions’ prohibition on the contribution of corporate funds and that a comprehensive system of reporting and accountability for political contributions already exists, providing ample public information to alleviate concerns cited in proponent’s proposal. Accordingly, we believe that the adoption of this proposal would only result in increased costs and divert resources from our day-to-day operations without providing any discernible benefit to Regions stockholders. Finally, a nearly identical proposal was submitted by the same proponent at the last two annual meetings and was defeated by the stockholders.

The Board unanimously recommends that you vote “AGAINST” this Proposal 4. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed on the proxy card.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions’ 2012 annual meeting of stockholders must be received by Regions not later than November 30, 2011, for consideration for possible inclusion in the proxy statement relating to that meeting.

The By-laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board. To be timely such notice must be received by the Corporate Secretary of Regions not less than 120 days before the date of the previous year’s proxy statement, or November 30, 2011, in the case of the 2012 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

By Order of the Board of Directors

Fournier J. Gale, III
Corporate Secretary

Dated March 29, 2011

APPENDIX A

REGIONS FINANCIAL CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

Revised January 2009

In accordance with New York Stock Exchange (“NYSE”) listing standards, Regions will assure that a majority of its Directors are independent. In assessing and disclosing Director independence, Regions uses the concepts of independence embodied in the NYSE listing standards. The Board of Directors bears the ultimate responsibility for determining whether each member of Regions’ Board is independent. For a Director to be deemed independent, the Board must determine that the Director has no direct or indirect material relationship with Regions apart from service as a Director.

The Board has established categorical standards to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationships with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, “Regions” refers to Regions Financial Corporation and former AmSouth Bancorporation, and their respective subsidiaries.

Group I—Relationships that preclude a director’s independence

Section 303A.02 (b) of the NYSE Listed Company Manual specifies circumstances that, if existing with respect to a Director, preclude that Director’s independence. These independence standards are as follows:

•	The Director is, or has been within the last three years, an employee of Regions, or an immediate family member is, or has been within the last three years, an executive officer, of Regions.

•

The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Regions, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The Director is a current partner or employee of a firm that is the Company’s internal or external auditor; or the Director has an immediate family member who is a current partner of such a firm; or the Director has an immediate family member who is a current employee of such a firm and personally works on Regions’ audit; or the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Regions’ audit within that time.

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Regions’ present executive officers at the same time serves or served on that company’s compensation committee.

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Regions for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

If any of the foregoing circumstances exists with respect to a Director, the Director is not independent. The foregoing criteria will be interpreted and applied in accordance with existing and any future commentary and guidance provided by NYSE in connection with section 303A of the Listed Company Manual.

A-1

Group II—Relationships deemed not material for purposes of director independence

The relationships described as follows are considered not to be material so as to impair a Director’s independence:

•

The relationship is that of a customer of Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers. If such customer relationship is that of borrower from Regions Bank, the loan must comply with Regulation O promulgated by the Federal Reserve Board, that is, the loan must be made by the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of collectibility or present other unfavorable features.

•

The relationship is that of doing business with Regions and the annual payments to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year. Payments of principal and interest on any loan that is subject to and complies with Regulation O, and payments made to a public utility at rates or charges fixed in conformity with law or governmental authority are not considered to create a material relationship and will not be included in calculating such materiality threshold.

•

The relationship is that of partner, member, officer such as a managing director occupying a comparable position, or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

•

The relationship is that of executive officer, director, or trustee of a tax-exempt organization and Regions’ charitable contributions to the organization, if any, did not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years. Contributions made to any such organization pursuant to a matching gift program maintained by Regions are not considered to be a material relationship and will not be included in calculating such materiality threshold.

A Director whose independence is not precluded by the Group I standards is deemed to be independent if any and every relationship of the Director with Regions satisfies the above criteria in Group II. In addition, any relationship that involves Regions and a member of the Director’s immediate family, or any entity with which the director is affiliated, and that satisfies the above Group II criteria is deemed not to be material so as to impair the Director’s independence.

Other relationships

The Board will separately consider the materiality of any direct or indirect relationship of a Director with Regions that is not within the categories described in Group I and Group II. A Director that has such a relationship will be considered independent only if the Board affirmatively determines, on the basis of the particular facts and circumstances, that the relationship will not impair the Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform.

Audit committee member independence

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for in the Securities Exchange Act of 1934, the rules promulgated by the SEC thereunder, the Sarbanes-Oxley Act of 2002, and the Audit Committee Charter.

A-2

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and REGIONS FINANCIAL CORPORATION follow the instructions to obtain your records and to create an electronic voting

1900 5TH AVENUE NORTH instruction form.

ATTN: INVESTOR RELATIONS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

BIRMINGHAM, AL 35203

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29756-P06566 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REGIONS FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following proposals: Election of Directors

Proposal 1. Nominees: For Against Abstain

1a. Samuel W. Bartholomew, Jr. 1b. George W. Bryan 1c. Carolyn H. Byrd 1d. David J. Cooper, Sr. 1e. Earnest W. Deavenport, Jr. 1f. Don DeFosset

1g. Eric C. Fast

1h. O.B. Grayson Hall, Jr.

1i. Charles D. McCrary

1j. James R. Malone

1k. Susan W. Matlock

1l. John E. Maupin, Jr.

1m. John R. Roberts

1n. Lee J. Styslinger III

For Against Abstain

Proposal 2. Nonbinding Stockholder Approval of Executive Compensation.

Proposal 3. Ratification of Selection of Independent Registered Public Accounting Firm.

The Board of Directors recommends you vote AGAINST the following proposal:

Proposal 4. Stockholder proposal regarding posting a report, updated semi-annually, of political contributions.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders May 19, 2011 9:00 A.M. Central Time Upper Lobby Auditorium of Regions Bank 1901 Sixth Avenue North Birmingham, Alabama 35203

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M29757-P06566

PROXY CARD

REGIONS FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fournier J. Gale, III and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2011 and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(K) Plan, the

Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote FOR Proposal 1,

Election of all director nominees, FOR Proposal 2, Nonbinding stockholder approval of executive compensation, FOR Proposal 3, Ratification of Selection of Independent Registered Public Accounting Firm and AGAINST Proposal 4, Stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Please sign exactly as name or names appear(s) on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)